                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86956

PROSPECTUS


                           [MONTANA MILLS BREAD LOGO]

                         MONTANA MILLS BREAD CO., INC.

                        2,000,000 Shares of Common Stock
                                      and
              2,000,000 Redeemable Common Stock Purchase Warrants
                             ---------------------

        This is our initial public offering of 2,000,000 shares of our common stock and 2,000,000 redeemable common stock purchase warrants. The offering price per share of our common stock is $5.00 and the purchase warrants are being offered at $.05 per purchase warrant.

        Each purchase warrant will entitle you to purchase one share of our common stock for $7.58 during the period beginning 90 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. We may redeem the purchase warrants, with our underwriter's prior consent, at any time after they become exercisable, for $.01 per purchase warrant, on not less than 30 days' prior written notice if the last sale price of our common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $15.16) for the 20 consecutive trading days ending on the third day prior to the date on which notice is given.


        Prior to this offering, there has been no public market for our securities and we cannot assure you that a market will develop. Our common stock and purchase warrants have been approved for listing on the American Stock Exchange under the symbols MMX and MMX.WS.


        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING OUR SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


                                                                         UNDERWRITING
                                                       INITIAL PUBLIC    DISCOUNT AND
                                                       OFFERING PRICE    COMMISSIONS     PROCEEDS TO US
                                                       --------------    ------------    --------------
Per share of common stock............................   $      5.00        $   0.45        $     4.55
Per purchase warrant.................................   $      0.05        $ 0.0045        $   0.0455
          Total......................................   $10,100,000        $909,000        $9,191,000


                             ---------------------

        Our underwriter has an option to purchase up to an additional 300,000 shares of our common stock and/or 300,000 purchase warrants to cover over allotments.


        Our underwriter is offering our securities as set forth in the section entitled "Underwriting." Our underwriter expects to deliver our securities to purchasers on or about July 3, 2002.


                            KIRLIN SECURITIES, INC.


                 The date of this prospectus is June 27, 2002.

                        [MONTANA MILLS BREAD TRADEMARK]

[Photo of table set with a loaf of                [Photo of loaves of bread,
bread on a cutting board,                         muffins, cookies and wheat]
Montana Mills knife, coffee
cake, scones, muffins, jam, juice
and a Java Joe's coffee mug]




[Montana Gold Wheat Trademark]      [Photo
                                   Suzy & Gene         [Montana Mills Bread
                                    O'Donovan               Trademark]
                                   Montana Mills
                                   Bread Company]

     Naturally Harvested                                Free Slices!
     Milled Fresh Daily                             All The Time, Any Time.




[Photo of Gift Box containing                     [Photo of interior of village
loaves of bread, cookies, jam and                 bread store counter with sales
Montana Mills knife]                              associate distributing free
                                                  slice of bread]

                               TABLE OF CONTENTS

Prospectus Summary..........................................      1
Summary Financial Information...............................      6
Risk Factors................................................      9
Special Note Regarding Forward-Looking Statements...........     18
Use of Proceeds.............................................     19
Dividend Policy.............................................     19
Capitalization..............................................     20
Dilution....................................................     20
Management's Discussion and Analysis of Financial Condition
   and Results of Operations................................     22
Business....................................................     32
Legal Proceedings...........................................     46
Management..................................................     47
Certain Transactions........................................     53
Principal Stockholders......................................     55
Description of Securities...................................     57
Shares Eligible For Future Sale.............................     62
Underwriting................................................     64
Legal Matters...............................................     67
Experts.....................................................     67
Where You Can Find More Information.........................     68
Index to Financial Statements...............................    F-1

         Montana Mills Bread (TM), Montana Gold(R), Flour Power (TM),
Breader (TM), Breadit (SM) and montanamills.com (TM) are trademarks or servicemarks of ours. Java Joe's(R) is a registered trademark of Siempre Caffe, Inc. This prospectus also includes product names, trade names, trademarks and servicemarks of other companies.

                               PROSPECTUS SUMMARY

         Before making a decision to purchase our securities, you should read this entire prospectus, including the audited consolidated financial statements and related notes and risk factors.

         ABOUT US.   We own and operate upscale "village bread stores" in the
Northeastern and Midwestern United States that produce and sell a variety of baked goods and satellite cafes that sell the items we bake at our village bread stores. Our 28 village bread stores and satellite cafes are located primarily in suburban areas in New York, Ohio, Pennsylvania and Connecticut. We also own and operate one permanent and several seasonal kiosks located in shopping malls that also sell baked goods produced at our village bread stores.

         We provide a special bakery experience through an open-view baking format and a broad selection of all natural, freshly baked specialty and basic breads, cookies, muffins and scones, our signature "Breader" sandwiches, and coffee and other beverages we sell under the Java Joe's brand name. We also sell gift baskets and boxes of our products and other retail items through our internet and catalog operations.

         OUR CULTURE.   Our operating philosophy is to:

         - vertically integrate production on-site at our village bread stores, utilizing an open-view baking format that allows customers to watch and experience the entire baking process and emphasizes the freshness and quality of our baked goods;

         - provide high quality, all-natural fresh bread and baked goods to customers at all of our locations; and

         - offer a broad array of proprietary products.

         OUR FOCUS.   We differentiate Montana Mills from our competitors by:

         - focusing predominantly on bread and other bakery items, which generated approximately 72% of our sales during our fiscal year ended January 30, 2002;

         - baking all of our products fresh daily from scratch, using basic ingredients such as Montana spring wheat milled by us fresh each day;

         - offering a menu of proprietary products consisting of more than 80 different breads and dozens of other products;

         - providing superior customer service, including our policy to greet each customer with a free, fresh slice of bread the "size of Montana"; and

         - continually updating our customer service initiatives to create a neighborhood and community feeling and build goodwill.

         OUR GROWTH STRATEGY.   We intend to capitalize on our competitive
advantages and a retail bread and bakery products market that we believe is expanding and build a widely recognized and respected brand name by:

         - Further penetrating new and existing markets.   We intend to open
           between 10 and 30 additional stores in existing and new markets in the 24-month period following the closing of the offering. Based on our average per-store opening cost of approximately $252,000 since inception (approximately $275,000 for stores opened in the last two fiscal years), we expect that the cost of opening each new store will be approximately $260,000. The number of new stores we open will depend in large part upon our ability to secure leases in attractive locations.

         - Continuously improving the experience of our customers.   We plan to
           continue to provide value to our customers by constantly expanding our product offerings and further improving our prompt, courteous service and pleasant customer-service oriented atmosphere.

         - Further developing our catalog and internet programs.   We intend to
           substantially grow our catalog and internet businesses to generate additional revenue and increase awareness of the Montana Mills brand name. We believe that we can use our catalog to direct customers to our website.

         - Franchising and establishing relationships with other retailers.   We
           intend to diversify our customer base and expand our operations into new geographic areas by franchising our stores. We also intend to explore opportunities to distribute our products through other retailers.

         - Exploring acquisitions.   Due to the fragmented nature of our
           industry, we believe a significant opportunity exists for consolidation. We intend to examine potential acquisition opportunities as they arise and will consider the acquisition of existing companies where we believe the potential exists for achieving economies of scale, increasing the recognition of the Montana Mills brand name or where we would receive another benefit.

         Our growth strategy could be impeded if, among other things, we are unable to:

              - hire and retain qualified management or other personnel;

              - develop suitable additional locations or continue to lease our current locations;

              - establish our products in new markets;

              - manage our growth effectively, including the expansion of our management and information systems and our financial controls;

              - develop and maintain the Montana Mills brand name;

              - control our raw material or personnel expenses; or

              - develop a successful franchise system, control the actions of our franchisees, or comply with applicable franchise laws;

         or if:

              - our customers change their spending habits or become afraid to use the mail or other delivery services;

              - any of our products become subject to adverse publicity or material litigation; or

              - competitors are able to copy our baking or presentation methods.

                                  THE OFFERING

SECURITIES OFFERED............   2,000,000 shares of our common stock and
                                 2,000,000 purchase warrants. Each purchase warrant will entitle you to purchase one share of our common stock for $7.58 during the period beginning 90 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. We may redeem the purchase warrants, with our underwriter's prior consent, at any time after they become exercisable, for $.01 per purchase warrant on not less than 30 days' prior written notice if the last sale price of our common stock is at least 200% of the then-current exercise price of the purchase warrants (initially $15.16) for the 20 consecutive trading days ending on the third day prior to the date on which such notice is given.

COMMON STOCK OUTSTANDING PRIOR
TO THE OFFERING...............   5,830,385 shares

COMMON STOCK TO BE
OUTSTANDING AFTER THE
OFFERING......................   7,830,385 shares

PURCHASE WARRANTS TO BE
OUTSTANDING AFTER THE
OFFERING......................   2,000,000 purchase warrants

USE OF PROCEEDS...............   We estimate that we will receive approximately
                                 $8,248,000 in net proceeds after deducting commissions and offering expenses.

                                 We intend to use approximately $7,748,000 of the proceeds of the offering for working capital and general corporate purposes (including opening new stores and expanding our catalog and gift operations) and the remaining $500,000 to develop our franchise operations infrastructure.


AMERICAN STOCK EXCHANGE
SYMBOLS.......................   Common stock: MMX
                                 Purchase warrants: MMX.WS

CORPORATE INFORMATION.........   We were founded as a New York corporation in
                                 1996 and reincorporated as a Delaware
                                 corporation in 1998. Our principal executive offices are located at 2171 Monroe Avenue, Suite 205A, Rochester, New York 14618, and our telephone number is (585) 242-7540. Our web site address is www.montanamills.com. The information contained in our web site is not a part of this prospectus.

CERTAIN TERMS USED IN THIS
PROSPECTUS....................   In this prospectus "common stock" refers to our
                                 common stock, par value $.001 per share, and "purchase warrants" refers to the redeemable common stock purchase warrants being sold in the offering. We refer to our common stock and purchase warrants as our "securities."

         Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

         - no exercise of the purchase warrants offered by us in the offering;

         - no exercise of our underwriter's over-allotment option to purchase up to 300,000 shares of our common stock and/or 300,000 purchase warrants;

         - no exercise of our underwriter's purchase option to purchase up to 200,000 shares of our common stock and/or 200,000 purchase warrants;

         - no exercise of 500,000 shares of our common stock reserved for issuance under our 1998 stock option plan, of which 3,000 shares were subject to options granted as of May 1, 2002 at a weighted average exercise price of $10 per share;

         - no exercise of 700,000 shares of our common stock issuable to Eugene O'Donovan, our president and chief executive officer, upon exercise of options granted to Mr. O'Donovan outside our 1998 stock option plan at an exercise price equal to the exercise price of the purchase option we will issue to our underwriter on the closing date of the offering;

         - no exercise of outstanding warrants to purchase 148,062 shares of our common stock issued to two of our advisors in connection with previous financings, at a weighted average exercise price of $5.14 per share;

         - that the holders of all of our outstanding shares of series A convertible preferred stock do not elect to receive accrued but unpaid dividends ($75,000 as of May 1, 2002) in shares of our common stock;

         - that Cephas Capital Partners, L.P. does not convert its $2,000,000 convertible promissory note into 400,000 shares of our common stock at a conversion price equal to the offering price per share of our common stock;

         - the issuance of 15,000 shares of our common stock and payment of $20,000 to Cephas Capital Partners in conjunction with the modification of its convertible promissory note to, among other things, lower the annual interest rate to 8%;

         and reflects:


         - a contribution to our capital of 582,011 shares of our common stock by Eugene O'Donovan and Susan O'Donovan, our executive vice president, on the effective date of the offering;



         - the conversion of all of our outstanding shares of series A convertible preferred stock into 489,696 shares of our common stock at the closing of the offering, with 20,625 shares being converted into 22,696 shares of our common stock at a conversion price of $7.27 per share and 291,875 shares being converted into 467,000 shares of our common stock at a conversion price equal to the offering price per share of our common stock; and


         - the conversion of all of our outstanding subordinated convertible debentures into 907,700 shares of our common stock on the effective date of the offering at a conversion price equal to the offering price per share of our common stock and a corresponding elimination of our interest expense associated with those debentures.

                         SUMMARY FINANCIAL INFORMATION

         The following summary of our historical consolidated statements of operations and balance sheet data for the eleven-month fiscal year from February 28, 2000 through January 31, 2001 and for the year ended January 30, 2002 is derived from audited historical financial statements included elsewhere in this prospectus. The following summary of our historical consolidated statements of operations and balance sheet data for the 13 weeks ended May 2, 2001 and May 1, 2002 is unaudited. During our fiscal year ended January 31, 2001, we changed our fiscal year end from the Sunday closest to February 28 of each year to the Wednesday closest to January 31 of each year. You should be aware of the differences in these two fiscal years prior to making any comparisons.

         The summary unaudited pro forma financial data give effect to the conversion of all of our outstanding series A convertible preferred stock and subordinated convertible debentures into shares of our common stock, the contribution to our capital by Eugene O'Donovan and Susan O'Donovan of a portion of our common stock owned by them, the issuance of 15,000 shares of our common stock to Cephas Capital Partners and the payment of $20,000 to Cephas Capital Partners in conjunction with the modification of its convertible promissory note to, among other things, lower the annual interest rate to 8%. The summary unaudited pro forma consolidated statements of operations data for our fiscal year ended January 30, 2002 and our fiscal quarter ended May 1, 2002 give effect to these transactions as if they occurred at the beginning of the fiscal year ended January 30, 2002. The summary unaudited pro forma consolidated balance sheet data as of May 1, 2002 give effect to these transactions as if they occurred on May 1, 2002. The summary unaudited pro forma financial data do not purport to represent what our results of operations or financial position would actually have been had these transactions, in fact, occurred on the assumed dates and are not necessarily indicative of our results of operations or financial position for any future periods.

         You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                    FISCAL YEAR ENDED                             13 WEEKS ENDED
                                       --------------------------------------------   ---------------------------------------
                                       JANUARY 31, 2001       JANUARY 30, 2002        MAY 2, 2001          MAY 1, 2002
                                       ----------------   -------------------------   -----------   -------------------------
                                            ACTUAL          ACTUAL       PRO FORMA      ACTUAL        ACTUAL       PRO FORMA
                                       ----------------   -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Sales................................    $ 7,614,039      $10,812,453   $10,812,453   $2,000,920    $3,072,688    $3,072,688
Cost of goods sold (exclusive of
  depreciation and amortization).....      3,498,069        5,386,722     5,386,722      991,244     1,630,114     1,630,114
                                         -----------      -----------   -----------   ----------    ----------    ----------
Gross profit.........................      4,115,970        5,425,731     5,425,731    1,009,676     1,442,574     1,442,574
Selling, general and administrative
  expenses...........................      3,231,110        4,922,137     4,892,137    1,031,105     1,395,222     1,395,222
Pre-opening and grand-opening
  expenses...........................        437,548          985,148       985,148      166,990        77,580        77,580
Depreciation and amortization........        221,574          486,203       486,203       98,019       159,610       159,610
                                         -----------      -----------   -----------   ----------    ----------    ----------
Income (loss) from operations........        225,738         (967,757)     (937,757)    (286,438)     (189,838)     (189,838)
Interest income......................        235,420          155,470       155,470       72,961         4,974         4,974
Financing costs......................       (418,808)        (760,897)     (164,682)    (190,358)     (189,994)      (40,940)
                                         -----------      -----------   -----------   ----------    ----------    ----------
Income (loss) before income taxes....         42,350       (1,573,184)     (946,969)    (403,835)     (374,858)     (225,804)
Provision for (benefit from) income
  taxes..............................          9,972         (615,480)     (363,846)    (157,250)     (147,425)      (87,442)
                                         -----------      -----------   -----------   ----------    ----------    ----------
Net income (loss) (1)................    $    32,378      $  (957,704)  $  (583,123)  $ (246,585)   $ (227,433)   $ (138,362)
                                         ===========      ===========   ===========   ==========    ==========    ==========

Series A convertible preferred stock
  dividends..........................    $  (275,000)     $  (300,000)  $       -0-   $  (75,000)   $  (75,000)   $      -0-
                                         -----------      -----------   -----------   ----------    ----------    ----------
Net loss applicable to common
  stockholders.......................    $  (242,622)     $(1,257,704)  $  (583,123)  $ (321,585)   $ (302,433)   $ (138,362)
                                         ===========      ===========   ===========   ==========    ==========    ==========
Basic and diluted loss per common
  share applicable to common
  stockholders.......................    $      (.05)     $      (.25)  $      (.10)  $     (.06)   $     (.06)   $     (.02)
                                         -----------      -----------   -----------   ----------    ----------    ----------
Weighted average common shares
  outstanding........................      5,000,000        5,000,000     5,830,385    5,000,000     5,000,000     5,830,385
                                         -----------      -----------   -----------   ----------    ----------    ----------

                                                                  FISCAL YEAR ENDED                 13 WEEKS ENDED
                                                         -----------------------------------   -------------------------
                                                         JANUARY 31, 2001   JANUARY 30, 2002   MAY 2, 2001   MAY 1, 2002
                                                         ----------------   ----------------   -----------   -----------
                                                              ACTUAL             ACTUAL          ACTUAL        ACTUAL
                                                         ----------------   ----------------   -----------   -----------
OTHER DATA:
Cash flows provided by (used in) operating
  activities...........................................    $   598,937        $  (973,406)      $(294,855)    $(118,918)
Cash flows provided by (used in) investing
  activities...........................................    $(1,974,776)       $(4,248,352)      $(856,297)    $ 124,106
Cash flows provided by (used in) financing
  activities...........................................    $ 5,682,743        $  (335,563)      $ (83,756)    $ (94,240)

---------------

(1) The pro forma consolidated net income (loss) does not give effect to a non-recurring charge of approximately $275,000 at February 1, 2001 associated with the modification of the convertible promissory note held by Cephas Capital Partners to occur on or prior to the closing of the offering.

         The following table summarizes our balance sheet data as of January 30, 2002 and as of May 1, 2002.

         The summary unaudited pro forma data give effect to:


         - the conversion of all of our series A convertible preferred stock into 489,696 shares of our common stock at the closing of the offering, with 20,625 shares being converted into 22,696 shares of our common stock at a conversion price of $7.27 per share and 291,875 shares being converted into 467,000 shares of our common stock at a conversion price equal to the offering price per share of our common stock;


         - the conversion of all of our outstanding subordinated convertible debentures into 907,700 shares of our common stock net of approximately $288,000 of unamortized bond issue costs on the effective date of the offering, at a conversion price equal to the offering price per share of our common stock;

         - the issuance of 15,000 shares of our common stock and payment of $20,000 to Cephas Capital Partners in conjunction with the modification of its convertible promissory note to, among other things, lower the annual interest rate to 8%, and the resulting reduction of our total assets for deferred financing costs of approximately $127,000; and


         - a contribution to our capital of 582,011 shares of our common stock by Eugene O'Donovan and Susan O'Donovan.


         The summary unaudited pro forma as adjusted data give further effect to our receipt of net proceeds of $8,248,000 from the sale of our securities being offered pursuant to this prospectus.

                                                                   AS OF                    AS OF MAY 1, 2002
                                                              JANUARY 30, 2002   ----------------------------------------
                                                              ----------------                                 PRO FORMA
                                                                   ACTUAL          ACTUAL       PRO FORMA     AS ADJUSTED
                                                              ----------------   -----------   ------------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................     $  789,249      $   145,150    $  125,150    $ 8,373,150
Total assets................................................     $9,471,870      $ 9,456,936    $9,022,014    $17,270,014
Long-term debt, including current maturities................     $6,660,103      $ 6,658,869    $2,120,369    $ 2,120,369
Series A convertible preferred stock........................     $2,500,000      $ 2,500,000    $      -0-    $       -0-
Total common stockholders' (deficit) equity.................     $ (826,403)     $(1,128,836)   $5,474,742    $13,722,742
Outstanding common shares...................................      5,000,000        5,000,000     5,830,385      7,830,385

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may harm our business.

         If any of the following events actually occur, our business could be seriously harmed. In such case, the value of your investment may decline and you may lose all or part of your investment. You should not invest in our securities unless you can afford the loss of your entire investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US AND WE HAVE EXPERIENCED LOSSES.

         We began our operations in 1996 and your evaluation of us and our prospects will be based on our limited operating history. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. Additionally, in the last fiscal year, we experienced a net loss of $957,704, and in the 13-week period ended May 1, 2002, our net loss was $227,433. If we continue to incur a net loss, the value of your investment could decline significantly.

OUR GROWTH STRATEGY IS TO OPEN A SIGNIFICANT NUMBER OF NEW VILLAGE BREAD STORES AND SATELLITE CAFES IN OUR EXISTING MARKETS AND IN NEW MARKETS. IF WE ARE NOT ABLE TO ACHIEVE THIS PLANNED EXPANSION, OUR BUSINESS MAY SUFFER.

         The success of our growth strategy and business will depend in large part on our ability to open new village bread stores and satellite cafes and to operate these locations profitably. We currently plan to open between 10 and 30 village bread stores and satellite cafes in the 24-month period following the closing of the offering. Based on our average per-store opening cost of approximately $252,000 since inception (approximately $275,000 for stores opened in the last two fiscal years), we expect that the cost of opening each new store will be approximately $260,000. The number of new stores we open will depend in large part upon our ability to secure leases in attractive locations. Since we will be spending a significant portion of our resources on pre-opening and grand-opening expenses and building our franchise operations infrastructure, we may not have net income for at least the next two years. If we are not able to achieve our expansion goals, we may not achieve profitability, our business may suffer and the value of your investment could decline significantly.

THE SUCCESS OF OUR PLANNED EXPANSION WILL DEPEND UPON NUMEROUS FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

         Some of the factors that could affect our ability to expand our operations as planned include our ability to:

         - hire, train and retain qualified operational and other personnel;

         - identify, obtain and develop suitable village bread store and satellite cafe sites on favorable lease terms;

         - establish our products in new markets;

         - compete successfully in our existing markets; and

         - manage growth in administrative overhead and distribution costs likely to result if our expansion occurs as planned.

         Any inability to implement our business strategy could have a material adverse impact on our operating results.

         Additionally, during our fiscal year ended February 27, 2000, we closed a village bread store because it did not generate sufficient revenues. The closing of additional stores could harm our business.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

         We have grown significantly since our inception and intend to grow substantially in the future. We have increased the number of our locations from one village bread store in June 1996 to 28 village bread stores and satellite cafes currently and we anticipate opening between 10 and 30 new village bread stores and satellite cafes in the 24-month period following the closing of the offering. Our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to expend funds to improve these systems, procedures and controls, which we expect will increase our operating expenses and capital requirements. In addition, we must effectively expand, train and manage our work force. If we are not able to respond on a timely basis to all of the changing demands that our planned expansion will impose on our management and our existing systems, procedures and controls, we could lose opportunities or overextend our resources, which in turn could seriously harm our business.

COMPETITORS MAY BE ABLE TO COPY OUR BAKING AND PRESENTATION METHODS, WHICH MAY HARM OUR BUSINESS AND OUR ABILITY TO ESTABLISH THE MONTANA MILLS BRAND NAME.

         We consider our baking and presentation methods, including our packaging and the design of the interior of our village bread stores and other locations, to be essential to the appeal of our products and brand. We have not applied to register all trademarks or trade dress in connection with these features, and therefore in some circumstances we may not be able to rely on the legal protections provided by trademark registration.

Additionally, because we do not hold any patents for our preparation methods or recipes or have registered trademarks for all of the intellectual property we utilize, it may be difficult for us to prevent competitors from copying our methods or recipes or duplicating our other intellectual property. If we do not receive registration for all trademarks for which we have applied or if our competitors copy our preparation or presentation methods or recipes, the value of the Montana Mills brand name may be diminished and our market share may decrease. In addition, our competitors may be able to develop food preparation and presentation methods or recipes that are more appealing to consumers than our methods. If any of these events occur, our business could be seriously harmed.

THE HIGH GEOGRAPHIC CONCENTRATION OF OUR STORES EXPOSES US TO GREATER RISK THAN IF WE WERE NOT SO CONCENTRATED.

         We presently operate 21 village bread stores and satellite cafes in New York, three in Pennsylvania, three in Ohio and one in Connecticut. We also operate one permanent kiosk in a shopping mall in the Rochester, New York area. The concentration of our village bread stores and satellite cafes in limited geographic markets exposes us to a greater risk from regional economic downturns than would be the case if we were not so geographically concentrated.

IF WE FAIL TO FURTHER DEVELOP AND MAINTAIN THE MONTANA MILLS BRAND NAME, OUR BUSINESS COULD SUFFER.

         We believe that maintaining and developing the Montana Mills brand name is critical to our success and that the importance of brand recognition may increase as a result of new or future competitors offering products similar to ours. If our brand-building strategy is unsuccessful, our business could be seriously harmed.

         Our success in promoting and enhancing the Montana Mills brand will depend on our continued ability to provide customers with high-quality products and superior customer service. Consumers may not perceive our products as being of high quality or our customer service as superior. If they do not, the value of our brand name may be diminished, our ability to implement our business strategy may be adversely affected and our business may be seriously harmed.

NEW STORES MAY COMPETE WITH OUR EXISTING STORES.

         The opening of additional village bread stores and satellite cafes in current markets could cause competition between our new and our existing village bread stores. Opening new village bread stores and satellite cafes may divert sales from existing village bread stores and satellite cafes, which would cause a decrease in same-store sales. This decrease could negatively affect the price of our securities.

IF WE FACE INCREASED COSTS OR LABOR SHORTAGES, OUR GROWTH AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

         Our growth and continued success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including village bread store and satellite cafe managers, bakers, customer service representatives and staff. Qualified persons to fill these positions are in short supply in the markets in which we operate. If a significant number of our current managers, bakers or other employees were to leave, our business operations could be seriously harmed. If we are unable to recruit and retain sufficient numbers of qualified employees, we may be unable to open new village bread stores or openings could be delayed.

         Labor is a primary component in the cost of operating our business. As of May 1, 2002, we employed 42 salaried and 363 hourly employees. We expend significant resources in recruiting and training our employees. Employee turnover for the fiscal year ended January 30, 2002 was approximately 25% for salaried employees and 105% for hourly employees. If our turnover rates increase, labor costs increase because of increases in competition for employees, the federal minimum wage or employee benefits costs increase (including costs associated with health insurance coverage), or if our employees become unionized, our operating expenses will increase and our growth or results of operations may be adversely affected.

THE LOSS OF EUGENE O'DONOVAN OR SUSAN O'DONOVAN OR OUR INABILITY TO RETAIN OTHER SENIOR MANAGEMENT PERSONNEL COULD HARM OUR BUSINESS.

         We are dependent to a large degree on the services of Eugene O'Donovan, our president and chief executive officer, and Susan O'Donovan, our executive vice president. Our operations may suffer if we were to lose either of their services. We do not maintain key person insurance on Mrs. O'Donovan.

         In addition, competition for qualified management in our industry is intense. Many of the companies with which we compete for experienced management personnel have greater financial and other resources than we do. If we are not able to retain qualified management personnel or if a significant number of them were to leave our employ, our business could be harmed.

IF WE ARE UNABLE TO CONTINUE LEASING OUR CURRENT STORE LOCATIONS OR OBTAIN ACCEPTABLE LEASES FOR NEW LOCATIONS, OUR BUSINESS MAY SUFFER.

         All of our village bread stores and satellite cafes are located on leased premises. If we are unable to renew any leases on acceptable terms, or if we are subject to substantial rent increases, our business could suffer. Because we compete with other retailers for retail sites, we may not be able to obtain new leases or renew existing leases on acceptable terms, or at all. If we are unable to renew or obtain leases, our costs could increase and our operating results could be harmed.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

         Since our quarterly results of operations may fluctuate, our stock price may fluctuate as well. Our quarterly results of operations may be affected by, among other things, our timing in opening new stores, recognition of franchise fees and the fact that we may generate a larger portion of our revenues during the November and December holiday season. Our results of operations also could be affected by expenses associated with our expansion.

                         RISKS RELATED TO OUR INDUSTRY

CHANGES IN CONSUMER PREFERENCES OR DISCRETIONARY CONSUMER SPENDING COULD HARM OUR BUSINESS.

         Our success depends in part upon the popularity of our bakery and other products and our ability to develop new items that appeal to consumers. Shifts in consumer preferences, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with consumers could harm our business. Our success also depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose practical limits on pricing, either of which could seriously harm our business.

OUR BUSINESS COULD BE HARMED BY LITIGATION OR PUBLICITY CONCERNING FOOD QUALITY, HEALTH OR OTHER ISSUES, WHICH MAY CAUSE CUSTOMERS TO AVOID OUR PRODUCTS AND RESULT IN LIABILITIES.

         Our business is subject to litigation and complaints from customers or government authorities relating to food quality, illness, injury or other health concerns or operating issues. Litigation or complaints could diminish the value of the Montana Mills brand name by damaging our reputation. Even if adverse publicity about these allegations is not true, it could discourage customers from buying our products. Because we emphasize freshness and quality, adverse publicity relating to food quality or similar concerns may affect us more than it would bakeries that compete primarily on other factors. Adverse publicity also could divert the attention of our management from other business concerns. Additionally, we could incur significant liabilities if a lawsuit or other claim resulted in an adverse decision or in a settlement payment, and we would likely incur substantial litigation costs regardless of the outcome of any matter. It is possible that our product liability insurance coverage may be insufficient or may cease to be available on commercially reasonable terms, or at all.

COMPETITION IN OUR INDUSTRY IS FIERCE AND INCREASED COMPETITION FROM CURRENT OR FUTURE COMPETITORS COULD HARM OUR BUSINESS.

         We compete with other local bakeries, grocery stores, and bread-only stores that supply fresh bread and other baked goods, and with other restaurants and other companies that may develop restaurants and bakeries that operate with similar or superior concepts to ours. Additionally, there are many well-established regional and national competitors and potential competitors that have substantially greater financial, marketing, personnel and other resources than we do and which may provide additional competition for us as we attempt to expand into other geographic locations. We also are subject to competition from and compete with various cafes and coffee shops in the sale of coffee beverages. If any of our current or potential competitors establish a concept similar to ours or begin to compete directly with our concept in any of our current or potential markets, our business could be seriously harmed.

IF CONSUMERS ARE AFRAID TO USE THE MAIL OR OTHER DELIVERY SERVICES, OUR CATALOG AND GIFT BUSINESSES WILL SUFFER.

         As a result of the Anthrax-laced letters sent following the September 11, 2001 terrorist attacks in New York City and Washington, DC, we experienced a lower than anticipated increase in our revenues from catalog and gift sales. If consumers become afraid to use the mail or other delivery services as a result of chemical or biological terrorist actions, our catalog and gift businesses could be seriously harmed.

IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVALS, OR COMPLY WITH ONGOING AND CHANGING REGULATORY REQUIREMENTS, OUR BUSINESS COULD BE HARMED.

         All of our locations are subject to various local, state and federal governmental regulations, standards and other requirements for food storage, preparation facilities, food handling procedures, other goods manufacturing practices requirements and product labeling. We also are subject to license and permit requirements relating to health and safety, building and land use and environmental protection. If we encounter difficulties in obtaining any necessary licenses or permits or are unable to comply with ongoing and changing regulatory requirements:

         - our opening of new village bread stores and satellite cafes could be delayed;

         - our existing village bread stores and satellite cafes could be temporarily or permanently closed; or

         - our product offerings could be limited.

         The occurrence of any of these problems could seriously harm our business.

                          RISKS RELATED TO FRANCHISING

IF WE ARE UNABLE TO DEVELOP A SUCCESSFUL FRANCHISING SYSTEM, OUR GROWTH AND SUCCESS WILL BE IMPEDED.

         Our current growth strategy calls for us to begin franchising our stores. Therefore, the continued growth of our business depends in part on the success of our franchising strategy. Local franchisees may not have access to the financial resources that they need to sustain the operations of their franchised stores. Also, franchisees may not be able to negotiate acceptable lease or purchase terms for store sites or obtain the necessary permits and approvals or meet construction schedules. Any of these problems could harm our brand name, slow our growth, impair our franchise and growth strategy and reduce our anticipated franchise revenues, which in turn could seriously harm our business.

WE MAY BE HARMED BY ACTIONS TAKEN BY OUR FRANCHISEES THAT ARE BEYOND OUR
CONTROL.

         Since our franchisees will operate as independent entities and will not be our employees, the quality of franchised store operations may be diminished by any number of factors beyond our control. For example, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. These shortcomings, if they occur, could harm our image and reputation and cause our franchise revenues to decline, which could seriously harm our business.

WE WILL BE SUBJECT TO FRANCHISE LAWS AND REGULATIONS. OUR ABILITY TO DEVELOP NEW FRANCHISED STORES MAY BE ADVERSELY AFFECTED BY THESE LAWS AND REGULATIONS, WHICH COULD ADVERSELY AFFECT OUR GROWTH STRATEGY.

         As a franchisor, we will be subject to regulation by the United States Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be harmed and our business could suffer. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because part of our growth strategy is dependent on franchising, any impairment of our ability to develop new franchised stores could seriously harm our business.

                         RISKS RELATED TO THE OFFERING

THE PRICE OF OUR SECURITIES AFTER THE OFFERING COULD BE BELOW THE OFFERING
PRICE.

         The offering price of our securities was arbitrarily determined by negotiation between us and our underwriter and may not bear a direct relationship to our assets, earnings, book value, results of operations or any other objective standard. The price of our securities after the offering could be below the offering price.

WE HAVE BROAD DISCRETION AS TO THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND WE MAY USE THE PROCEEDS OF THIS OFFERING IN A MANNER WHICH YOU MAY NOT APPROVE.

         We have broad discretion as to the use of the net proceeds we will receive from the offering. We may not apply these funds effectively or in a manner which you would approve. Additionally, the net proceeds from the offering may not be invested in a manner that will yield a favorable return. If we do not utilize the net proceeds of the offering effectively, our business may be seriously harmed and the value of our securities may decrease.

OUR PRINCIPAL STOCKHOLDERS WILL CONTINUE TO HOLD A SUBSTANTIAL PORTION OF OUR STOCK AFTER THE OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE.

         Eugene O'Donovan and Susan O'Donovan together will control approximately 54% of our outstanding common stock after the offering. Mr. and Mrs. O'Donovan therefore will be able to significantly influence all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combinations. This control means that purchasers of our securities being sold in the offering will not be able to effectively influence the manner in which we are governed and that a third party may be delayed or deterred from acquiring or merging with us, which could reduce the market price of our securities.

THERE MAY BE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE EXPIRATION OF LOCK-UP PERIODS, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO FALL.


         After the offering, 7,830,385 shares of our common stock will be outstanding. All of the shares of our common stock sold in the offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. Of the 7,830,385 shares of our common stock to be outstanding on the closing date of the offering, 5,807,689 shares will be restricted as a result of securities laws and lock-up agreements that holders have signed that restrict their ability to transfer our stock for either 13 or 24 months after the date of this prospectus. Of our outstanding restricted shares, 1,485,110 will be available for sale in the public market 13 months after the date of this prospectus, and 4,322,579 will be available for sale in the public market 24 months after the date of this prospectus. The remaining 22,696 shares will have no lock-up period and will be freely tradeable. Our underwriter may in its sole discretion, however, waive or permit us to waive the lock-up at any time for any stockholder. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall. Additionally, these sales also could impair our ability to raise capital by selling additional securities.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL. AS A RESULT, YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

         Our securities have not previously been publicly traded. Following the offering, the market price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

         - our ability to obtain securities analyst coverage;

         - changes in securities analysts' recommendations or estimates of our financial performance;

         - changes in market valuations of companies similar to us; and

         - announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments.

         Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

THE OFFERING IS RELATIVELY SMALL IN SIZE, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OR TRADING VOLUME OF OUR SECURITIES.

         An active public market for our securities may not develop or be sustained after the offering. Only 2,000,000 shares of our common stock will be issued as part of the offering (an additional 300,000 shares of our common stock will be issued if our underwriter's over-allotment option is exercised in full) and the offering is led by only one underwriter. These factors may prevent us from obtaining much, if any, research coverage from market analysts after the offering as might otherwise be obtained for an offering of greater size or for one managed by several underwriters. The small size of the offering may adversely affect the trading volume of our securities. As a result, you may be unable to sell the securities you purchase in the offering at or above the initial public offering price and the value of your securities could decline significantly.

OUR ABILITY TO ISSUE PREFERRED STOCK MAY PREVENT A CHANGE IN CONTROL OF US EVEN IF SUCH CHANGE OF CONTROL WOULD RESULT IN AN INCREASE IN OUR STOCK PRICE.

         We are authorized to issue up to 687,500 shares of preferred stock. These shares may be issued in one or more series and our board of directors may determine the terms of any shares of newly issued preferred stock at the time of issuance, without further stockholder action. These terms may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Any issuance of our preferred stock, depending upon the rights, preferences and designations of these shares, may delay, deter or prevent a change in control of us, or could result in the dilution of the voting power of any of our common stock you purchase in the offering. In addition, certain "anti-takeover" provisions of Delaware law, among other things, may restrict the ability of our stockholders to effect a merger or business combination or to obtain control of us.

INVESTORS IN THE OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

         The public offering price of $5.00 per share of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase our common stock in the offering, you will experience immediate and substantial dilution of approximately $3.32 per share, or approximately 66% of the assumed offering price. See "Dilution" for a more detailed description of the dilution you will experience if you purchase our common stock in the offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading "Risk Factors" and elsewhere in this prospectus.

         Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $8,248,000 from the sale of the 2,000,000 shares of common stock and 2,000,000 purchase warrants being offered by us, at an initial public offering price of $5.00 per share and $.05 per warrant, after deducting $1,212,000 for underwriting discounts and commissions and our underwriter's non-accountable expense allowance and estimated expenses of approximately $640,000. If our underwriter exercises its over-allotment option in full, we will receive an additional $1,333,200 from the sale of an additional 300,000 shares of our common stock and 300,000 purchase warrants, after deducting $181,800 for underwriting discounts and commissions and our underwriter's non-accountable expense allowance.

         The following table describes the expected allocation of the net proceeds of the offering, assuming that our underwriter does not exercise its over-allotment option:

                                                                APPLICATION OF       PERCENTAGE OF
                                                                 NET PROCEEDS        NET PROCEEDS
                                                              ------------------   -----------------
Working capital and general corporate purposes (including
  opening new stores and expanding our catalog and gift
  operations)...............................................      $7,748,000              93.9%
Developing our franchise operations infrastructure..........         500,000               6.1
                                                                  ----------             -----
          Total.............................................      $8,248,000             100.0%
                                                                  ==========             =====

         We believe that the net proceeds of the offering will be sufficient to fund the opening of between 10 and 30 new stores. We will have significant discretion in the use of the net proceeds of the offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of the offering.

         Until we use the net proceeds as discussed above, we intend to invest the net proceeds from the offering in short term direct obligations of the United States or Federal agencies, in each case with maturities of less than one year, short term certificates of deposit or other time deposits with banks or corporate bonds with a Moody's or Standard & Poor's investment grade rating. We expect that the proceeds from the offering will provide us with sufficient capital for at least the next 18 months.

                                DIVIDEND POLICY

         Other than $1,070,490 in cumulative cash dividends which we have paid to the holders of our series A convertible preferred stock through May 1, 2002, we never have declared or paid any dividends on our capital stock. At or prior to the closing of this offering, all of our issued and outstanding shares of series A convertible preferred stock automatically will convert into shares of our common stock and no additional dividends will accrue on these shares. Additionally, the agreements executed in connection with the $2,000,000 convertible promissory note originally issued in 2000 to Cephas Capital Partners restrict our ability to pay dividends on our capital stock as long as this note is outstanding. Even if this restriction on the payment by us of dividends were removed, we would intend to retain any future earnings we may have for future growth. We do not anticipate paying any other cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The table below sets forth our capitalization:

         - on actual basis as of May 1, 2002;

         - on an unaudited pro forma basis reflecting: (i) the conversion of all of our outstanding shares of series A convertible preferred stock and outstanding subordinated convertible debentures into shares of our common stock; (ii) the contribution to our capital by Eugene O'Donovan and Susan O'Donovan of a portion of our common stock owned by them; (iii) the issuance of 15,000 shares of our common stock to Cephas Capital Partners; and (iv) unamortized bond issue costs recorded on our balance sheet that will be written off against common stockholders' equity upon the conversion of our outstanding subordinated convertible debentures; and

         - on an unaudited pro forma as adjusted basis, giving effect to the sale of the 2,000,000 shares of common stock and 2,000,000 purchase warrants being offered by us, net of offering expenses.

                                                                        MAY 1, 2002
                                                          ---------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL       PRO FORMA    AS ADJUSTED
                                                          -----------   -----------   -----------
                                                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Long-term debt, net of current portion..................  $6,626,020    $2,087,520    $ 2,087,520
                                                          ----------    ----------    -----------
Series A convertible preferred stock -- $.001 par value;
  actual -- 1,000,000 shares authorized, 312,500 shares
  issued and outstanding; pro forma and pro forma as
  adjusted -- 687,500 shares authorized, -0- shares
  issued and outstanding................................   2,500,000           -0-            -0-
                                                          ----------    ----------    -----------
Common stockholders' equity (deficit):
Common stock -- $.001 par value; 15,000,000 shares
  authorized; actual -- 5,000,000 shares issued and
  outstanding; pro forma -- 5,830,385 shares issued and
  outstanding; pro forma as adjusted -- 7,830,385 shares
  issued and outstanding................................       5,000         5,830          7,830
Additional paid-in capital..............................         -0-     6,824,664     15,070,664
Accumulated deficit.....................................  (1,133,836)   (1,355,752)    (1,355,752)
                                                          ----------    ----------    -----------
Total common stockholders' equity (deficit).............  (1,128,836)    5,474,742     13,722,742
                                                          ----------    ----------    -----------
Total capitalization....................................  $7,997,184    $7,562,262    $15,810,262
                                                          ==========    ==========    ===========

                                    DILUTION

         When you purchase a share of our common stock, you will suffer immediate per share "dilution" in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding.

         As of May 1, 2002, our net tangible book value available to our common stockholders was $(2,123,508), or $(0.42) per share of our common stock. Our net tangible book value per share is based upon 5,000,000 shares outstanding as of May 1, 2002.


         As of May 1, 2002, our pro forma net tangible book value would have been $4,894,992, or $0.84 per share of common stock. Our pro forma net tangible book value gives effect to the conversion of all of our outstanding series A convertible preferred stock into 489,696 shares of our common stock, the conversion of all of our outstanding subordinated convertible debentures into 907,700 shares of our common stock and the contribution of an aggregate of 582,011 shares of our common stock to our capital by Eugene O'Donovan, our president and chief executive officer, and Susan O'Donovan, our executive vice president, and the issuance of 15,000 shares of our common stock and payment of $20,000 to Cephas Capital Partners. Our pro forma net tangible book value per share is based upon 5,830,385 shares of our common stock outstanding.


         Giving effect to the issuance of 2,000,000 shares of common stock and 2,000,000 purchase warrants offered by us at an initial public offering price of $5.00 per share and $.05 per purchase warrant (after the deduction of estimated underwriting discounts and offering expenses payable by us), our net tangible book value on a pro forma as adjusted basis, as of May 1, 2002, would have been $13,142,992, or $1.68 per share. This represents an immediate increase in net tangible book value of $0.84 per share to our existing stockholders and an immediate dilution of $3.32 per share to investors in the offering.

         The following table illustrates this dilution per share of common stock as of the closing of the offering in an adjusted pro forma net tangible book value basis:


Initial public offering price per share.....................           $5.00
  Net tangible book value per share available to common
     stockholders as of May 1, 2002.........................  $(0.42)
  Increase attributable to pro forma adjustments before
     offering...............................................  $ 1.26
                                                              ------
     Pro forma net tangible book value per share before
      offering..............................................  $ 0.84
     Increase per share attributable to new investors in the
      offering..............................................  $ 0.84
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................           $1.68
                                                                       -----
Dilution per share to new investors in the offering.........           $3.32
                                                                       =====

         The following table shows the number of shares of our common stock to be owned following the offering by existing securityholders and the new investors in the offering:

                                               SHARES PURCHASED      TOTAL CONSIDERATION
                                              -------------------   ---------------------
                                               NUMBER     PERCENT     AMOUNT      PERCENT
                                              ---------   -------   -----------   -------
Existing securityholders....................  5,830,385    74.46%   $ 7,118,500    41.58%
New investors...............................  2,000,000    25.54%    10,000,000    58.42%
                                              ---------   ------    -----------   ------
          Total.............................  7,830,385   100.00%   $17,118,500   100.00%
                                              =========   ======    ===========   ======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors including, but not limited to, those described under "Risk Factors" and included in the other portions of the prospectus.

OVERVIEW

         In 1998, we raised approximately $2,500,000 through a private placement of our series A convertible preferred stock. Through our operating cash flow and proceeds from this private placement, we began the further development of our core Rochester, New York market and began expanding into additional adjoining markets. Accordingly, we opened one village bread store in the Rochester, New York market, two village bread stores in the Buffalo, New York market and one village bread store in the Syracuse, New York market in the fiscal year ended February 27, 2000.

         In 2000, we raised approximately $6,538,500 through the private placement of approximately $4,538,500 of subordinated convertible debentures and a $2,000,000 convertible subordinated promissory note made in favor of Cephas Capital Partners, L.P., a small business investment company. We used the net proceeds of this private placement to continue our growth plan. In our eleven month fiscal year February 28, 2000 through January 31, 2001, we opened two village bread stores in the Albany, New York market, three satellite cafes in the Rochester market, one satellite cafe in the Buffalo market and one additional village bread store in the Syracuse market. In our fiscal year ended January 30, 2002, we opened one village bread store in the Elmira, New York market, one village bread store in the Binghamton, New York market and two additional satellite cafes in the Rochester market. Upon completion of the initial development of our concept in upstate New York's largest cities, we conducted demographic surveys of potential new markets in Pittsburgh, Pennsylvania, where we opened one village bread store in April 2001, Columbus, Ohio, where we opened two village bread stores and one satellite cafe in August through September 2001, and several other cities in late fiscal 2002, including Hartford, Connecticut, where we opened one village bread store and Scranton and Erie, Pennsylvania, where we opened two village bread stores. We intend to continue to target regional cities in the Northeastern and Midwestern United States to build our brand name before we consider entering major urban markets. As of May 1, 2002, we operated 28 permanent locations, including 20 village bread stores and eight satellite cafes. We also operate one year-round kiosk in a shopping mall in the Rochester, New York market and expect to operate between four and ten seasonal kiosks during the 2002 November and December holiday season throughout our core markets.

         You should read the following selected financial data in conjunction with "Results of operations" and "Liquidity and capital resources" below, the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

         The following table shows our selected financial data. The selected historical statements of operations data for each of the fiscal years ended have been derived from our audited consolidated financial statements, which are included in this prospectus. The selected historical statements of operations data for each of the 13-week periods have not been audited. This quarterly information has been prepared on a basis consistent with our audited financial statements and has been derived from unaudited interim financial statements included in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Historically, we have experienced seasonal variability in our quarterly operating results, with higher profits per store in the fourth quarter. The seasonal nature of our operating results is expected to continue.

                                            FOR THE
                                          FISCAL YEAR          FOR THE
                                          FEBRUARY 28,       FISCAL YEAR       13 WEEKS      13 WEEKS
                                          2000 THROUGH          ENDED            ENDED         ENDED
                                        JANUARY 31, 2001   JANUARY 30, 2002   MAY 2, 2001   MAY 1, 2002
                                        ----------------   ----------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Sales.................................     $7,614,039        $10,812,453      $2,000,920    $3,072,688
Cost of goods sold (exclusive of
  depreciation and amortization)......      3,498,069          5,386,722         991,244     1,630,114
                                           ----------        -----------      ----------    ----------
Gross profit..........................      4,115,970          5,425,731       1,009,676     1,442,574
Selling, general and administrative
  expenses............................      3,231,110          4,922,137       1,031,105     1,395,222
Pre-opening and grand-opening
  expenses............................        437,548            985,148         166,990        77,580
Depreciation and amortization.........        221,574            486,203          98,019       159,610
                                           ----------        -----------      ----------    ----------
Income (loss) from operations.........        225,738           (967,757)       (286,438)     (189,838)
Interest income.......................        235,420            155,470          72,961         4,974
Financing costs.......................       (418,808)          (760,897)       (190,358)     (189,994)
                                           ----------        -----------      ----------    ----------
Income (loss) before income taxes.....         42,350         (1,573,184)       (403,835)     (374,858)
Provision for (benefit from) income
  taxes...............................          9,972           (615,480)       (157,250)     (147,425)
                                           ----------        -----------      ----------    ----------
Net income (loss).....................     $   32,378        $  (957,704)     $ (246,585)   $ (227,433)
                                           ==========        ===========      ==========    ==========

RESULTS OF OPERATIONS

         The following historical financial data, discussion and analysis for the two most recent fiscal years are derived from our audited consolidated financial statements for our fiscal year ended January 30, 2002, which we refer to as "fiscal 2002," and our fiscal year February 28, 2000 through January 31, 2001, which we refer to as "fiscal 2001".

The data should be read in conjunction with the audited consolidated financial statements and related notes included in this prospectus.

FISCAL YEAR ENDED JANUARY 30, 2002 COMPARED TO THE FISCAL YEAR FEBRUARY 28, 2000 THROUGH JANUARY 31, 2001

         During our fiscal year ended January 31, 2001, we changed our fiscal year-end from the Sunday closest to February 28 of each year to the Wednesday closest to January 31 of each year. Our fiscal 2001 consists of the eleven-month period from February 28, 2000 through January 31, 2001. Accordingly, the following comparison for fiscal 2002 versus fiscal 2001 compares a twelve-month period to an eleven-month period. This unequal comparison affects each of the categories discussed below.

         SALES.   Sales for fiscal 2002 were $10,812,453, a 42% increase from fiscal 2001 sales of $7,614,039. This increase was primarily attributable to approximately $2,041,000 of additional sales from eleven new stores opened primarily in the last half of fiscal 2002, an increase in sales of approximately $1,032,000 from seven stores open a full year in fiscal 2002 compared to a partial year in fiscal 2001, and a comparison of twelve months in fiscal 2002 with eleven months in fiscal 2001 offset by a 4% decline in comparable store sales as a result of the cannibalization effect of new store additions in existing markets and general economic conditions. Sales also increased as a result of the associated benefits from newly introduced products, including sandwiches and coffee, which accounted for 14% of sales in fiscal 2002. Total sales in established markets (markets with stores opened in fiscal 2001 or prior) increased 19% in fiscal 2002 compared to the previous year.

         COST OF GOODS SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION).   Cost
of goods sold and occupancy costs were $5,386,722 in fiscal 2002, a 54% increase from $3,498,069 in fiscal 2001. Approximately $1,136,000 of this increase was due to the addition of eleven new stores, and approximately $603,000 of this increase was due to the full-year costs related to seven stores open for a full year in fiscal 2002 compared to a partial year in fiscal 2001. Cost of goods sold and occupancy costs increased as a percentage of sales to 50% in fiscal 2002 from 46% in fiscal 2001 primarily as a result of increased labor costs in existing and new markets and increased product costs related to new product offerings, including coffee, sandwiches, and other specialty bakery items which in fiscal 2002 had a lower margin than our historical bakery products. Increased labor costs in existing and new markets and increased product costs related to new product offerings contributed to cost of goods sold and occupancy costs on an equal basis.

         GROSS PROFIT.   Gross profit was $5,425,731 in fiscal 2002, a 32%
increase from $4,115,970 in fiscal 2001. Gross profit as a percentage of sales decreased to 50% in fiscal 2002 from 54% in fiscal 2001 primarily as a result of increases in cost of goods sold.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.   Selling, general and
administrative expenses were $4,922,137 in fiscal 2002 (or 46% of sales), a 52% increase from $3,231,110 in fiscal 2001 (or 42% of sales). Store selling expenses were $3,269,458 in fiscal 2002 (or 30% of sales), a 57% increase from $2,078,948 in fiscal 2001 (or 27% of sales). Approximately $637,000 of this increase was due to the addition of eleven new stores, and approximately $412,000 of this increase was due to the full-year expenses related to seven stores open for a full year in fiscal 2002 compared to a partial year in fiscal 2001. Corporate general and administrative expenses increased to $1,652,679 in fiscal 2002, a 43% increase from $1,152,162 for fiscal 2001. The increase in general and administrative expenses was primarily due to increases for corporate infrastructure including corporate office personnel to support new store expansion and the effect of comparing a twelve-month period in fiscal 2002 to eleven months for the previous period.

         PRE-OPENING AND GRAND-OPENING EXPENSES.   Pre-opening and grand-opening
expenses increased to $985,148 in fiscal 2002 from $437,548 for fiscal 2001, an increase of 125%. The increase was primarily a result of the addition of construction, administrative and training personnel to support the addition of new stores in fiscal 2002 and current expenditures for future store development, consisting primarily of site selection and lease negotiation fees. In addition, we incurred increased costs as we expanded into Ohio, Connecticut and Pennsylvania.

         DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
increased to $486,203 in fiscal 2002 from $221,574 for fiscal 2001, an increase of 119%. The increase in depreciation and amortization was due to the effect of comparing a twelve-month period in fiscal 2002 to approximately eleven months for the previous period, and capital additions associated with existing and new store expansion.

         FINANCING COSTS, NET OF INTEREST INCOME.   Interest payments increased
to $630,964 in fiscal 2002 from $347,484 in fiscal 2001, an increase of 82%. The increase resulted from a full year of interest payments for fiscal 2002 compared to a partial year of interest payments for the previous period on our subordinated convertible debentures issued in fiscal 2001. Interest income decreased to $155,470 in fiscal 2002 from $235,420 in fiscal 2001, a decrease of 34%. The decrease resulted from lower interest rates and reduced cash and cash equivalent balances, partially offset by an increase due to the effect of comparing a twelve-month period in fiscal 2002 to eleven months for the previous period. Amortization of bond issue costs increased to $129,933 in fiscal 2002 from $71,324 in fiscal 2001, an increase of 82%. The increase resulted from a full year of bond issue costs amortization for fiscal 2002 compared to a partial year of bond issue costs amortization for the previous period on subordinated convertible debentures and warrants issued in fiscal 2001.

         PROVISION FOR (BENEFIT FROM) INCOME TAXES.   The provision for (benefit
from) income taxes is based on the effective tax rate applied to the respective fiscal years' pre-tax income. In fiscal 2002, the benefit from income taxes was $615,480, representing a 39% effective tax rate, compared to a provision for income taxes for fiscal 2001 of $9,972, representing a 24% effective tax rate. The change primarily resulted from an increase in the loss before income taxes to $1,573,184 in fiscal 2002 from income before income taxes of $42,350 in fiscal 2001.

13 WEEKS ENDED MAY 1, 2002 COMPARED TO 13 WEEKS ENDED MAY 2, 2001

         The selected historical statements of operations data for each of the 13-week periods have not been audited. This quarterly information has been prepared on a basis consistent with our audited financial statements and has been derived from unaudited interim financial statements included in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Historically, we have experienced seasonal variability in our quarterly operating results, with higher profits per store in the fourth quarter. The seasonal nature of our operating results is expected to continue.

         SALES.   Sales for quarter ended May 1, 2002 were $3,072,688, a 54%
increase from sales of $2,000,920 in the quarter ended May 2, 2001. This increase was primarily attributable to approximately $1,138,000 of additional sales from eleven stores opened after the quarter ended May 2, 2001, offset by a 3.5% decline in comparable store sales as a result of the cannibalization effect of new store additions in existing markets and general economic conditions. Total sales in established markets (markets with stores opened prior to the quarter ended May 2, 2001) increased 7% in the quarter ended May 1, 2002 compared to the previous period.

         COST OF GOODS SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION).   Cost
of goods sold and occupancy costs were $1,630,114 for the quarter ended May 1, 2002, a 64% increase from $991,244 for the quarter ended May 2, 2001. Approximately $645,000 of this increase was due to the additional costs from eleven new stores opened after the quarter ended May 2, 2001. Cost of goods sold and occupancy costs increased as a percentage of sales to 53% for the quarter ended May 1, 2002 from 50% for the quarter ended May 2, 2001 as a result of increased labor costs in existing and new markets and increased product costs related to new product offerings, including coffee, sandwiches, and other specialty bakery items which for the quarter ended May 1, 2002 had a lower margin than our historical bakery products. Increased labor costs in existing and new markets and increased product offerings contributed to cost of goods sold and occupancy costs on an equal basis.

         GROSS PROFIT.   Gross profit was $1,442,574 for the quarter ended May
1, 2002, a 43% increase from $1,009,676 for the quarter ended May 2, 2001. Gross profit as a percentage of sales decreased to 47% for the quarter ended May 1, 2002, from 50% for the quarter ended May 2, 2001 as a result of increases in cost of goods sold.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.   Selling, general and
administrative expenses were $1,395,222 for the quarter ended May 1, 2002 (or 45% of sales), a 35% increase from $1,031,105 for the quarter ended May 2, 2001 (or 52% of sales). Store selling expenses were $1,007,812 for the quarter ended May 1, 2002 (or 33% of sales), a 54% increase from $656,154 for the quarter ended May 2, 2001 (or 33% of sales). The increase was primarily attributable to approximately $400,000 of additional costs from eleven new stores opened after the quarter ended May 2, 2001. Corporate general and administrative expenses increased to $387,410 (or 13% of sales) for the quarter ended May 1, 2002, a 3% increase from $374,951 (or 19% of sales) for the quarter ended May 2, 2001. The decrease in general and administrative expenses to 13% of sales resulted from efficiencies in our corporate infrastructure (i.e., we achieved increases in total sales without any additional corporate expenditures).

         PRE-OPENING AND GRAND-OPENING EXPENSES. Pre-opening and grand-opening expenses decreased to $77,580 for the quarter ended May 1, 2002 from $166,990 for the quarter ended May 2, 2001, a decrease of 54%. The decrease was primarily a result of the reduction in discretionary administrative and training personnel expenditures to support the addition of new stores in fiscal 2003 and a decline in current expenditures for future store development, consisting primarily of site selection and lease negotiation fees.

         DEPRECIATION AND AMORTIZATION.   Depreciation and amortization
increased to $159,610 (or 5% of sales) for the quarter ended May 1, 2002 from $98,019 (or 5% of sales) for the quarter ended May 2, 2001, an increase of 63%. The increase in depreciation and amortization was primarily attributable to capital additions associated with existing and new store expansion.

         FINANCING COSTS, NET OF INTEREST INCOME.   Interest payments were
$157,511 for the quarter ended May 1, 2002 and $157,875 for the quarter ended May 2, 2001. Interest payments primarily relate to interest payments on our subordinated convertible debentures issued in fiscal 2001. Interest income decreased to $4,974 for the quarter ended May 1, 2002 from $72,961 for the quarter ended May 2, 2001, a decrease of 93%. The decrease resulted primarily from reduced cash and cash equivalent balances. Amortization of bond issue costs for the issuance of subordinated convertible debentures and warrants issued in fiscal 2001 was $32,483 for each of the quarters ended May 1, 2002 and May 2, 2001.

         PROVISION FOR (BENEFIT FROM) INCOME TAXES.   The provision for (benefit
from) income taxes is based on the effective tax rate applied to the respective quarters' pre-tax income. For the quarter ended May 1, 2002, the benefit from income taxes was $147,425, compared to the benefit from income taxes for the quarter ended May 2, 2001 of $157,250, both representing a 39% effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

         13 WEEKS ENDED MAY 1, 2002.   Net cash used in operating activities was
$118,918 for the 13-week period ended May 1, 2002 and net cash used in operating activities was $294,855 for the 13-week period ended May 2, 2001. The increase in cash flows was primarily a result of the timing of the payment of expenditures, including interest payments incurred but not paid subsequent to May 1, 2002.

         Net cash provided by investing activities was $124,106 for the 13-week period ended May 1, 2002 and net cash used in investing activities was $856,297 for the 13-week period ended May 2, 2001. The change resulted primarily from a decrease in capital expenditures.

         Net cash used in financing activities was $94,240 for the 13-week period ended May 1, 2002 primarily representing payments for the proposed offering. Net cash used in financing activities was $83,756 for the 13-week period ended May 2, 2001 primarily representing payments for dividends to our series A convertible preferred stockholders.

         FISCAL YEAR ENDED JANUARY 30, 2002.   Net cash used in operating
activities was $973,406 for fiscal 2002 and net cash provided by operating activities was $598,937 for fiscal 2001. The change resulted primarily from a decrease in gross profit, and increases in corporate general and administrative expenses, pre-opening and grand-opening expenses and interest payments on convertible debentures.

         Net cash used in investing activities was $4,248,352 in fiscal 2002 and $1,974,776 in fiscal 2001. Investing activities primarily consisted of capital expenditures for property, plant and equipment related to new store expansion, the purchase of a trademark and a net investment of excess cash of $518,258 in short-term money funds.

         Net cash used in financing activities was $335,563 in fiscal 2002 and net cash provided by financing activities was $5,682,743 for fiscal 2001. Financing activities in fiscal 2002 consisted primarily of the payment of $300,000 in dividends to our series A convertible preferred stockholders. Financing activities for fiscal 2001 consisted primarily of $5,983,838 in net proceeds from the issuance of subordinated convertible debentures and the Cephas Capital Partners convertible promissory note offset by the payment of $275,000 in dividends to our series A convertible preferred stockholders.

         Since our formation, we have funded our liquidity needs generally through a combination of operating cash and external capital. In 1998, we raised approximately $2,500,000 through a private placement of our series A convertible preferred stock, which will convert into shares of our common stock automatically at the closing of the offering. Our series A convertible preferred stock accrues a 12% annual dividend (or $0.96 per year per share) payable at the discretion of our board of directors. Dividends accrue and are payable when and if declared and all unpaid dividends (approximately $75,000 at May 1, 2002) will be paid at the closing of the offering. In 2000, we raised $6,538,500 through a private placement of $4,538,500 of subordinated convertible debentures and a $2,000,000 convertible promissory note made in favor of Cephas Capital Partners. The subordinated convertible debentures bear interest at an average rate of 8.5%, depending upon the amount of principal invested, and interest is payable monthly or quarterly, at our option. At or prior to the closing date of the offering, the convertible promissory note will become subject to a lockup of thirteen months, will bear interest at 8% per year (it currently bears interest at 12% per year) and will be collateralized by all of our assets. However, Cephas Capital Partners has agreed to subordinate its security interest to a senior lender if we secure a senior finance facility. Of the $6,538,500 we have in outstanding debt securities, the $4,538,500 in principal face value of subordinated convertible debentures will automatically convert into shares of our common stock on the effective date of the offering. The $2,000,000 convertible promissory note is convertible into shares of our common stock at the price per share at which our common stock is sold to the public pursuant to this prospectus.

         The proceeds from these private placements were used to assist us in our expansion into new and existing markets, build corporate infrastructure and for general working capital purposes.

         During fiscal 2002, we made an aggregate of $926,282 in dividend and interest payments to our series A convertible preferred stockholders, Cephas Capital Partners and our subordinated convertible debentureholders. In an effort to conserve our current cash during the first quarter of fiscal year ending January 29, 2003, we notified our series A convertible preferred stockholders that dividends would no longer be declared and paid but that dividends would accrue pending the effective date of the offering. We also notified our subordinated convertible debentureholders that under the terms of the debentures we switched from monthly to quarterly interest payments.

         As of May 1, 2002, we had approximately $500,000 in cash and cash equivalents and short-term investments and approximately $269,000 in current income tax receivables. We are exploring alternative methods of financing, including equipment lease financing and short-term bank financing.

         We expect to open between two and ten stores in our fiscal year ending January 29, 2003 at a projected cost of $260,000 per store.

         We believe proceeds from the offering will provide us with sufficient capital for at least the next 18 months.

         If we do not receive the proceeds from the offering, we believe we will have sufficient resources to meet our current operating needs for our fiscal year ending January 29, 2003.

         SEASONALITY AND GENERAL ECONOMIC TRENDS.   For stores open before the
end of fiscal 2001, including our internet and gift businesses, the November and December holiday season accounted for approximately 23% of our total revenues in our fiscal year ended January 30, 2002. In order to obtain higher revenues during the November and December holiday season, we must incur additional expenses associated with the hiring and supervising of seasonal personnel as well as costs associated with increased advertising. We expect this seasonal trend to continue.

         We also anticipate that our business will be affected by general trends that affect retailers. We do not believe that we have operated during a period of high inflation. Based on our experience, we expect to be able to pass on increased costs resulting from inflation to our customers. Our business could be affected by increased wheat prices, coffee prices, sugar prices, acquisitions of existing bakeries, weather, marketing programs, variations in the number of store openings and general economic conditions and diet trends. We have a significant number of employees whose salaries are based on the minimum wage and any increase in the minimum wage would have a significant impact on our operations.

         TRANSACTIONS WITH RELATED PARTIES.   Transactions with related parties
include the purchase of coffee and the leasing of three properties from entities owned by Eugene O'Donovan, our president and chief executive officer and our largest stockholder. We believe these arrangements are consistent in all respects with other arrangements that could have been made with unaffiliated third parties. For a more detailed discussion of these transactions, see "Certain Transactions."

         CONSOLIDATED CONTRACTUAL OBLIGATIONS AND LEASE COMMITMENTS. The table below summarizes information about our consolidated contractual cash obligations as of

January 30, 2002 and the effects these obligations are expected to have on our consolidated liquidity and cash flow in future years. The table does not include a consulting agreement with our underwriter to be signed by us at the closing of the offering, which will require us to make payments of $50,000 per year for two years.


                                                        PAYMENTS DUE BY PERIOD
                                 --------------------------------------------------------------------
                                                LESS THAN
                                                 1 YEAR
                                                (THROUGH
                                               JANUARY 29,                                   AFTER
                                    TOTAL         2003)      1 TO 3 YEARS   4 TO 5 YEARS    5 YEARS
                                 -----------   -----------   ------------   ------------   ----------
Series A convertible preferred
  stock(1).....................  $ 2,500,000   $      -0-    $ 2,500,000     $      -0-    $      -0-
Subordinated convertible
  debentures(1)................    4,538,500          -0-      4,538,500            -0-           -0-
Convertible promissory
  note(2)......................    2,000,000          -0-      2,000,000            -0-           -0-
Service related
  obligation(1)................       45,000       30,000         15,000            -0-           -0-
Notes on vehicles..............       78,603       34,418         44,185            -0-           -0-
Operating lease obligations....    8,080,982    1,057,461      1,954,778      1,847,122     3,221,621
                                 -----------   ----------    -----------     ----------    ----------
                                 $17,243,085   $1,121,879    $11,052,463     $1,847,122    $3,221,621
                                 ===========   ==========    ===========     ==========    ==========

---------------

(1) These obligations will be eliminated at or prior to the closing of the offering, when our series A convertible preferred stock and subordinated convertible debentures convert into shares of our common stock.

(2) On or prior to the closing of the offering, the Cephas Capital Partners convertible promissory note will be modified and will become due and payable on June 22, 2007.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS.   In July 2001, the
Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141, which we have adopted, requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill and other intangibles be replaced with periodic tests of the goodwill's impairment and that intangible assets with other than indefinite lives be amortized over their useful lives. The implementation of these statements did not have a significant impact on our financial position or results of operations.

         We adopted the provisions of Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognized in Financial Statements," on January 1, 2001. The implementation of the provisions of SAB No. 101 did not have an impact on our financial position or our results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which we adopted on January 31, 2002. SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. The statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 did not have a material impact on our financial position or results of operations.

CRITICAL ACCOUNTING POLICIES

         An understanding of our accounting policies is necessary for a complete analysis of our results, financial position, liquidity and trends. We focus your attention on the following:

         ASSET IMPAIRMENT.   All long-lived assets are evaluated for impairment
on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair market value based on the best information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Assumptions used in these cash flows are consistent with internal forecasts.

         INCOME TAXES.   Our effective tax rate and the tax bases of our assets
and liabilities reflect our best estimate of the ultimate outcome of tax audits. Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets. Considerable management judgment is also necessary in estimating future taxable income. Assumptions used in these estimates are consistent with internal forecasts.

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

                                    BUSINESS

OVERVIEW

         ABOUT US.   Montana Mills was founded as a New York corporation in June
1996 and reincorporated as a Delaware corporation in 1998. We reincorporated in order to take advantage of the corporate governance flexibility given to corporations generally under Delaware corporate law. Eugene O'Donovan, our president and chief executive officer, and Susan O'Donovan, our executive vice president, designed our village bread store concept. Through our subsidiaries, we offer freshly prepared bread and other baked goods prepared in small batches in an open-view baking format using fresh ingredients including freshly ground wheat and dough made from scratch. All aspects of our baking process are conducted in full view of customers to emphasize the homemade aspect of our bread and other baked goods. We also sell our fresh bread and other products at satellite cafes, which are small stores with up to 45 seats where customers can enjoy fresh bakery products supplied by one of our nearby village bread stores.

         Our locations are decorated with and contain natural colors and hues, maple counters and tables and educational, in-store displays to further highlight our image of freshness and quality. Customers generally are greeted by an employee and offered a free, fresh slice the "size of Montana" of one of any breads available that day. In addition to bread, we also bake muffins, scones, cookies, granola and other baked goods. We also offer sandwiches under the "Breader" name and sell coffee beverages under the Java Joe's brand name. To supplement our village bread stores and satellite cafes and expand our market reach, we operate one permanent and several seasonal kiosks in upscale shopping malls.

         OUR STORES.   As of May 1, 2002, we operated 28 permanent stores,
consisting of 20 village bread stores, eight satellite cafes and one permanent kiosk. During the November and December 2001 holiday season, we operated seven seasonal kiosks. We also have eight village bread stores and satellite cafes in various stages of negotiation and development. We believe that we are positioned to capitalize on our competitive advantages and favorable industry trends as we implement our growth strategy.

         OUR CULTURE.   Our operating philosophy is to:

         - vertically integrate production on-site at our village bread stores, utilizing an open-view baking format that allows customers to watch and experience the entire baking process and reaffirms the freshness and quality of our breads and baked goods;

         - provide high quality, all-natural fresh bread and baked goods to customers at all of our locations; and

         - offer a broad array of proprietary products.

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

         OUR FOCUS.   We are different from our competitors because we:

         - focus predominantly on bread and other bakery items, which generated approximately 72% of our sales during the fiscal year ended January 30, 2002;

         - bake all of our products fresh daily from scratch, using basic ingredients such as Montana spring wheat milled by us fresh each day;

         - offer a menu of proprietary products consisting of more than 80 different breads and dozens of other products (six to ten breads are produced daily and production is rotated);

         - provide superior customer service, including our policy to offer each customer a free, fresh slice of bread the "size of Montana"; and

         - continually update our customer service initiatives to create a neighborhood and community feeling and build goodwill.

GROWTH STRATEGY

         Our business strategy is to continue to differentiate ourselves from our competitors and to capitalize on a retail bread and bakery products market that we believe is expanding. Specifically, we plan to build a widely recognized and respected brand name by further penetrating new and existing markets, clustering new locations, continuously improving the experience of our customers, further developing our catalog and internet sales, entering the franchising market, exploring wholesaling to other retailers and cafes and examining strategic acquisitions.

         FURTHER PENETRATE NEW AND EXISTING MARKETS.   Opening additional stores
in existing and new markets is the cornerstone of our effort to build a widely recognized brand name. Since our inception, we have expanded upon our village bread store locations to include satellite cafes, kiosks, the Java Joe's coffee concept and a wide array of products, including baked goods and Breader sandwiches.

         - Build out of existing markets.   We believe that clustering new
           locations in existing markets will increase recognition of the Montana Mills brand name and create a strong platform for a broad regional expansion program. We intend to open new locations in core markets that are geographically convenient to our Rochester, New York headquarters. We believe that this strategy will assist us in strengthening our brand name in our core markets.

         - Penetrate new markets.   Building on the strength of the Montana
           Mills brand name in our core markets, we have identified a number of cities throughout upstate New York, Pennsylvania, Ohio and Connecticut to open new stores. We have conducted demographic surveys of these locations and have determined that their populations fit our profile for store development. In addition, we believe that these markets have not captured the attention of larger, national bakery chains. We believe that we can establish the Montana Mills brand name and develop a loyal customer base in these areas, thereby creating significant barriers to entry for competitors in these markets. We believe that it will take us approximately 12 to 24 months to establish the Montana Mills brand in each new market we enter. The costs associated with our branding efforts are contained within our new store development costs, which we anticipate will be approximately $260,000 per store.

         CONTINUOUSLY IMPROVE THE EXPERIENCE OF OUR CUSTOMERS.   In each of our
stores, we seek to provide value to our customers by continually expanding our product offerings and further improving our prompt, courteous service and pleasant customer-service oriented atmosphere.

         - Expansion of product offerings.   We continually create new products,
           illustrated by our expansion from approximately 15 types of bread in 1996 to more than 80 types of bread and a wide array of baked goods, coffee beverages and related products. We intend to continue to maintain and improve our product offerings through customer surveys and independent research designed to assess consumer demands and preferences.

         - Continuously improve customer service.   We believe that superior
           customer service is critical to achieving customer satisfaction and operating success. We utilize comprehensive management training programs to ensure that our employees provide customers with an enjoyable experience during every store visit. An integral part of this experience is our policy to greet each customer with a free slice of bread the "size of Montana."

         FURTHER DEVELOP OUR CATALOG AND INTERNET PROGRAMS.   Our mail order
catalog and internet businesses represented approximately $648,000, or 6%, of our total sales in our fiscal year ended January 30, 2002. We believe that opportunities exist to grow our catalog and internet businesses substantially, thereby generating additional revenue as well as expanding awareness of the Montana Mills brand name. We believe that it will take us approximately 12 to 24 months to grow our catalog and internet businesses such that the revenues generated by such businesses grow by 50%. We intend to focus our growth efforts through in-store advertising and expect to spend approximately $100,000 in advertising costs during this 24-month period.

         We also believe that we can utilize our catalog to direct customers to our website. Our website received approximately 289,000 visits by viewers during our fiscal year ended January 30, 2002. Our website was awarded honors by The Rochester Business Journal in 2001 for the Best Home Page and Best Overall Website in the small business category for Rochester-based companies. On our website, customers may place online orders and view our product offerings. Additionally, we intend to explore opportunities to further capitalize on the corporate gift segment, which we believe can generate significant revenues. Currently, corporate gifts do not represent a significant component of our catalog or internet businesses. However, we intend to more heavily promote our sales of corporate gifts after the offering. Our internet strategy is continuous and the expense of maintaining, operating and updating our website is minimal.

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

FRANCHISING AND RELATIONSHIPS WITH OTHER RETAILERS

         FRANCHISING.   We intend to diversify our customer base and expand our
operations into new geographic areas by franchising our stores. Our franchise strategy will be to grant franchisees the exclusive right and license to operate our stores within a defined territory.

         We intend to provide franchisees with stringent guidelines and specifications for the operation of stores, initial training, and the use of our name, service marks and proprietary marks. We will also assist franchisees with identifying site locations and provide franchisees with advice on advertising and other promotional techniques. Our franchisees will be required to buy supplies from us or from alternative suppliers that we have pre-approved. Additionally, our franchisees will be required to purchase promotional materials, catalogs and various other products from us.

         We intend for our franchisees to bear the complete financial responsibility for opening and operating franchised stores, including purchasing insurance, hiring employees, entering into lease agreements and purchasing or leasing equipment. In exchange for our services and the rights granted by franchise agreements, franchisees will pay various fees to us.

         We also intend for our franchisees to indemnify us and hold us harmless from any liability, claim or judgment arising from their franchised business. We will be able to terminate any franchise agreement upon the occurrence of events of default, which will include a franchisee's failure to pay monies owed to us, failure to maintain licenses, a franchisee's misuse of our service or proprietary marks or a franchisee's insolvency. We have not entered into any franchise agreements as of the date of this prospectus. We anticipate that our franchise offering documents will be finalized during our current fiscal year. We have allocated $500,000 of the net proceeds of the offering towards developing our franchising infrastructure. We anticipate offering franchises promptly after we complete our franchise offering documents. We believe that it will take between two and five years to fully implement our franchise strategy.

         WHOLESALING WITH OTHER RETAILERS AND CAFES.   We also believe that
opportunities exist for us to distribute our products through contractual relationships with other retailers. Although we have not entered into any of these relationships to date, we intend to vigorously explore opportunities as they present themselves. We recently began wholesaling our products to eleven supermarkets and five convenience stores in the Rochester, New York market. We anticipate that our wholesaling strategy will take two years to implement broadly across our current markets and that the costs associated with executing our wholesaling strategy will be approximately $800,000.

         EXPLORE ACQUISITIONS.   Due to the fragmented nature of the industry in
which we compete, we believe a significant opportunity exists for consolidation. We intend to continuously examine potential acquisition opportunities as they arise and will consider the acquisition of existing companies where we believe the potential exists for achieving economies of scale, increasing the recognition of the Montana Mills brand name or where completing an acquisition will otherwise benefit our growth strategy or results of

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

operations. We currently have no agreements or understandings with any party regarding potential acquisitions, nor have we identified any potential acquisition targets.

PRODUCTS

         OVERVIEW.   We offer more than 80 different varieties of bread and
dozens of other products. We bake six to ten types of bread per day according to a weekly schedule that we distribute to our customers. Approximately every month we introduce a new bread recipe that is offered as a weekly special generally for one month. A new bread may be placed on the regular baking schedule if it becomes popular with customers. Although we offer a broad range of baked goods, we maintain a simple baking process, as all of our items can be baked in one oven at one constant temperature. While fresh baked bread is the foundation of our business, representing approximately 50% of our total revenues during the fiscal year ended January 30, 2002, our product offerings also include:

         - muffins, rolls and scones;

         - cookies, brownies and mudbars;

         - biscotti and coffee cakes;

         - granola;

         - "Breader" sandwiches;

         - Java Joe's premium coffee beverages; and

         - personal and corporate gift baskets and boxes which include baked goods and other gift items such as bread knives, bread boards, jams and mugs.

         Other baked goods (which includes muffins, rolls, scones, cookies, brownies, mudbars, biscotti, coffee cakes and granola) represented approximately 23% of our total revenues during the fiscal year ended January 30, 2002. Gift items represented approximately 10% of our total revenues during such fiscal year and non-traditional products ("Breader" sandwiches and Java Joe's premium coffee beverages) represented approximately 14% of our total revenues during such fiscal year.

         BREAD.   The baking process for our whole wheat breads, muffins, rolls, scones and cookies starts with fresh stone milled, high protein, chemical-free Montana spring wheat. Bakers at each village bread store grind wheat flour on the premises using a burr mill, which adds to freshness and enhances flavor. Many of our breads have no added fats, oils, milk products, eggs, sugar or artificial preservatives. A typical loaf weighs between one and a half and two pounds. Each store's weekly menu of specialty and basic breads generally includes from 20 to 30 types of bread ranging in price from $3.50 to $6.50 per loaf. Our "Honey Whole Wheat," "Grandma's White" and "Cinnamon Swirl" breads are baked daily in each store, while others are prepared on a rotating basis and generally include a cheese bread, a savory bread, a fruit bread and a specialty bread. Customers may make "bread reservations" up to ten days in advance according to a weekly schedule. The variety of breads we offer is one of the key ways in which we differentiate ourselves from our competitors.
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

         BAKED GOODS.   In addition to fresh-baked bread, we offer a broad range
of muffins, rolls, scones, cookies, brownies, mudbars, biscotti, coffee cakes and granola. Similar to our bread baking process, our baked goods are prepared from scratch and baked daily at each village bread store in full view of our customers. On a daily basis, each village bread store also generally produces at least two varieties of muffin, one variety of scone, two varieties of cookie, mudbars, coffeecakes and granola. Prices for baked goods range from $1.25 for a cookie to $10.95 for a coffee cake.

         SANDWICHES.   All of our village bread stores and satellite cafes offer
a variety of sandwiches under our signature "Breader" brand, including "Three Forks Turkey," "Big Horn Roast Beef," "Ham and Cheese," "Harvest Veggie" and "Sunburst Chicken Salad." Breader sandwiches are prepared daily on our fresh baked bread. Breader sandwich prices range from $4.95 to $5.45.

         COFFEE BEVERAGES.   We offer coffee beverages under the Java Joe's
brand name, including flavored coffees, lattes, cappuccinos, chai teas and hot chocolates. Our coffee beverage products generally lend a cafe-style atmosphere to our village bread stores and satellite cafes and emphasize the neighborhood feel of our stores.

         GIFT ITEMS.   We offer a wide range of personal and corporate gift
items through our in-store "Gift Corrals" and through our mail-order catalog and website, including:

         - gift boxes and baskets;

         - bread;

         - baked goods;

         - Java Joe's coffee beverages;

         - bread knives and slicers;

         - cutting boards;

         - mugs; and

         - other food items such as jam, maple syrup and honey.

         Our "Gift Corrals," found in most of our stores, help spur gift sales. Our most popular gift items include specialty breads, baked goods, bread knives and bread boards. Gifts range in price from $0.95 for a bag of fresh milled flour to $37.95 for a hand-made maple bread board. In addition, we offer gift baskets, each with a variety of goods, and "Bread of the Month" programs, which allow for automatic home delivery of our products on a pre-determined schedule. We ship gifts, including our fresh baked bread and baked goods, anywhere in the continental United States.

STORE OPERATIONS

         OVERVIEW.   Our hours of operations are typically 7:00 a.m. to 7:30
p.m. Monday through Friday, 7:00 a.m. to 6:00 p.m. on Saturday and 7:00 a.m. to 5:00 p.m. on Sunday. A typical village bread store is approximately 1,500 to 2,500 square feet and positioned as a specialty retail store either in a village setting or as a free standing, inline

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

or build-to-suit location in or around an existing retail center. To maximize brand exposure and profitability of village bread stores in new markets, each village bread store consists of a full-service retail bakery in one part of town and often includes one or more satellite cafes with up to a 45-seat capacity in nearby locations. Most bread and baked goods production occurs at the village bread store, and products are delivered by van to satellite cafes up to three times daily. Staff at satellite cafes package fresh baked goods for display and sale and also prepare fresh baked cookies and muffins using fresh dough delivered from a village bread store. We also offer Java Joe's coffee and coffee beverages at all but one of our village bread stores and satellite cafes.

         The following chart outlines our employee organization. We maintain high operating standards by requiring that each location follow the procedures set forth in our operations manuals.
                                    [CHART]
                                DISTRICT MANAGER

               The district manager reports directly to corporate management, regularly visits all village bakeries, satellite cafes and kiosks in his or her district, monitors financial performance and ensures that store managers adhere to our stringent operating standards.

                                GENERAL MANAGER

                     The general manager is responsible for
                        managing daily store operations.

                     HEAD BAKER                                           CUSTOMER SERVICE SUPERVISOR
      The head baker oversees the entire baking                    The customer service supervisor oversees
    process, including the preparation of bread,                    all employee activities and acts as an
        maintenance of oven cleanliness, the                           assistant to the general manager.
    ordering of supplies and ingredients and the
              training of other bakers.

                       SALES ASSOCIATES/ASSISTANT BAKERS

               Sales associates and assistant bakers run counter
             operations, serve customers, and assist with cashing-out of registers, store closing and bakery operations.

         VILLAGE BREAD STORES. At our village bread stores, a professional head baker begins mixing dough and batter for our bread and other products generally between 3:00 a.m. and 4:00 a.m. Another baker prepares muffins and scones. At approximately 6:00 a.m., both bakers cut and hand knead the dough before forming it into loaves, which are typically round. The loaves then "proof" for up to 45 minutes before being

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

baked for 40 to 45 minutes. During regular hours, we generally employ between two to ten people in a village bread store, depending on bakery size and overall customer traffic. During high volume holiday seasons, hourly staff levels are increased to accommodate increased customer traffic levels.

         SATELLITE CAFES.   In addition to our traditional, full-production
village bread stores, we have developed satellite cafes to act in a hub-and-spoke format to fully penetrate our local markets. Satellite cafes carry all of our products found in our village bread stores and are in a geographic proximity so that they can benefit from the production capacity of our village bread stores. Baked goods from our closest village bread store are delivered to each satellite cafe several times daily. At each satellite cafe, staff members also prepare fresh-baked cookies and muffins in a convection oven using fresh dough supplied by a nearby village bread store. During regular hours, we generally employ between two and six people in a satellite cafe. During high volume holiday seasons, hourly staff levels are increased to accommodate increased customer traffic levels.

         SEASONAL KIOSKS.   We supplement our village bread stores and satellite
cafes with temporary kiosks in select shopping malls during the November and December holiday season. We also have one kiosk open permanently in a shopping mall in Victor, New York which has generated consistent sales during non-holiday times. A kiosk is only open during the hours when the mall in which it is located is open. At least once a year, we review each kiosk location to determine its eligibility as a permanent location. Kiosks are small, relatively portable, require only a minimal investment and are staffed by one or two sales associates. Baked goods from our closest village bread store are delivered to each kiosk daily.

         CATALOG AND MAIL ORDER.   Generally holiday-related, our catalog and
mail order business is an important branding and marketing tool. Our catalog allows customers to order our fresh baked breads and baked goods as well as gift items. Customers can order our products from the catalog:

         - through direct purchase at any of our store locations with the help of our store staff;

         - by calling our toll-free gift center; or

         - by visiting our "www.montanamills.com" internet site.

         Gifts can be picked up at one of our locations, delivered via local courier for local delivery, or shipped anywhere in the continental United States. We intend to continue to aggressively market our mail order business to differentiate our products and we hope to continue to expand our catalog and mail order offerings. During our fiscal year ended January 30, 2002, our catalog, internet and mail order businesses generated approximately $648,000 in revenues, representing 6% of our total revenues.

         HIRING AND TRAINING.   We believe attracting and retaining qualified
personnel is critical to ensuring high customer satisfaction. We typically recruit general managers who have a minimum of two years of experience as a store manager at a reputable food service company. At the district manager level, we seek individuals who have a minimum of five to ten years of comparable management experience.

         All of our employees receive training that emphasizes product knowledge, operating guidelines and sales techniques. New general managers are required to complete a six-week training program, where they are instructed in bakery operations, customer service, communication skills and employee relations. During our fiscal year ended January 30, 2002, estimated costs associated with this training program were $65,000. General and district managers are required to work alongside individuals in comparable positions before they may perform their duties without supervision. Sales associates participate in twelve to sixteen hours of side-by-side training and use training modules to test their knowledge of our products and operations prior to assuming full responsibility. Our corporate office regularly disseminates training bulletins to inform store managers and sales associates about new products, special events and customer service tips.

         INFORMATION SYSTEMS.   We maintain a central computerized accounting
system which allows us to track the operating performance of each location. We have stand-alone point-of-sale registers installed in each location that transmit sales and payroll information via a secure internet connection directly to our corporate office daily. This information enables us to analyze customer purchasing habits, operating trends and promotional results.

MARKETING

         We use the techniques set forth below to market the Montana Mills brand name. We also draw customers to our stores using a community "grass-roots" marketing approach that emphasizes our broad product offerings, the friendly, healthy and wholesome nature of our products, our brand name and our good neighbor policies.

         - FREE, FRESH SLICES THE "SIZE OF MONTANA."   Each customer is offered
           a large, fresh, free slice of bread upon walking into one of our village bread stores or satellite cafes. This allows us to test new products and increase customer awareness of product offerings. Our free slice policy also allows us to emphasize the neighborhood aspect of our business.

         - THE "BAKER'S ALMANAC."   We mail our Baker's Almanac newsletter to up
           to 70,000 customers every two to six months. The Baker's Almanac serves to keep customers informed of our new product offerings and helps keep the Montana Mills brand name in their minds. We believe that the Baker's Almanac both promotes continued current customer business and fosters word-of-mouth referral business.

         - ADVERTISING.   We selectively advertise store grand openings in local
           publications to generate excitement in the community in which a new store is being opened and to advertise new products and promotions in our current markets.

         - CATALOG ORDERS.   We annually mail our full color catalog to over
           140,000 customers. We also market our catalog to customers who visit our stores.

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

           Our catalog is utilized most frequently during the November and December holiday season by both corporate and retail customers.

         - INTERNET.   Our internet site provides customers with a virtual
           retail experience and is an important part of our marketing strategy. Customers can order our fresh-baked breads and baked goods as well as gift items through our internet site. Customers also can learn more about our products, baking process and bread availability on our internet site.

         - COMMUNITY INVOLVEMENT.   We receive publicity from our participation
           in community events. In particular, each store donates all unsold bread at the end of each day to local charities. We also have sponsored fundraisers for local organizations including the Rochester Philharmonic Orchestra, Camp Good Days and Special Times, a camp for children suffering from cancer, the Cystic Fibrosis Foundation and the Epilepsy Association. As a result of our sponsorships, we have been the beneficiary of independent articles published in community and regional newspapers that have generated positive promotional momentum.

         - "BREADIT" CARD FUNDRAISERS.   Our Breadit cards assist school groups
           and other not-for-profit organizations in fundraising activities. Breadit cards are sold by these organizations for $10 each with up to $5.40 of each card retained by the selling organization. Each Breadit card entitles the holder to twelve "companion" loaves of bread (i.e. "buy-one-loaf-get-one-free") and a thirteenth loaf free after a dozen have been purchased.

PURCHASING AND SUPPLIERS

         Our primary raw material is Montana spring wheat. We purchase our wheat from a variety of growers in Montana and purchase wheat products from Federal Bake Mark. Federal Bake Mark also provides us with other dry foods such as sugar, yeast, and dried fruits and nuts. Honey is supplied to us by local beekeepers. Sysco Food Service provides us with all of the other products we need for bread production, including eggs, milk, cheese and canned fruit. Store level purchasing decisions from an approved list of suppliers are made by store managers based on specific store needs. Our senior management also reviews purchase orders and invoices. Each village bread store receives shipments of supplies two or three times per week. While we have no direct purchase agreements with suppliers, we believe there are several companies capable of supplying each of our raw materials and products and anticipate being able to continue to obtain raw materials and other products going forward.

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

MARKET AND SITE SELECTION STRATEGY

         Our market and site selection strategy focuses on developing contiguous regional markets. We utilize several criteria to select new markets for expansion, including the selection of regional cities and suburbs with:

         - long-term, community-oriented populations;

         - a sustainable customer draw radius of three miles and of at least 50,000 people; and

         - average household income of at least $45,000 (more in upscale locations).

         We believe that most of our existing core markets contain these criteria. In identifying new markets, we also take into account the opportunity to establish the Montana Mills brand name in areas where national chains have not focused their attention.

         Once we identify and target a new market, we generally will visit the area several times in a three to six month period to study traffic patterns, observe routine daily life, evaluate competitors and glean information from local chambers of commerce. Additionally, we prepare a detailed research report that summarizes population, income, demographic and customer traffic statistics. Site-specific factors considered in preparing a research report include traffic generators, points of distinction, visibility, ease of access, proximity to direct competition, access to utilities and local zoning regulations. Other site characteristics we focus on include village settings, stand-alone locations, strong traffic counts and complementary retailers.

         The average construction, equipment, furniture, fixture and signage costs for stores opened since inception was approximately $252,000 (approximately $275,000 for stores opened in our last two fiscal years). Each village bread store location generally is prepared for business within six months from the time of zoning approval. Zoning, permits and building plans typically take two to three months. We typically satisfy all zoning requirements before entering into a definitive lease arrangement. Currently all of our locations are in leased premises. Lease terms are typically five to ten years with one to five five-year renewal option periods thereafter. Leases also usually have a minimum base occupancy charge and charges for a proportional share of building operating expenses and real estate taxes. Three of our locations include contingent percentage rent based on sales above a stipulated sales level.

COMPETITION

         Our stores compete with other local bakeries, grocery stores, and bread-only stores that supply baked goods, and with other restaurants. Although we believe that our products and stores are distinctive in design and operating concept, other companies may develop restaurants and bakeries that operate with similar or superior concepts. Our competitors use various methods to compete with us, including price, quality and cleanliness. Additionally, there are many well-established regional and national competitors that have substantially greater financial, marketing, personnel and other resources than us and which may provide additional competition for us as we attempt to expand into other geographic locations. Some actual and potential competitors of ours include Atlanta Bread Company(R), Panera Bread(R) Company, Corner Bakery Cafe(R), Big Sky Bread Company(R), Breadsmith(R), Baker Street Bread Company, Au Bon Pain(R) and Great Harvest Bread Co.(R) We also are subject to competition from and compete with Starbucks(R), Peet's Coffee and Tea(R) and various other cafes and coffee shops in the sale of coffee and coffee based beverages. We also compete for leased space in desirable locations with a large variety of specialty retailers.

         Despite the presence of these actual and potential competitors, we are not aware of any competitor in the Northeastern or Midwestern United States that is similar to us in terms of our overall concept. We believe that we compete on the basis of innovative products and value-added experience rather than on price, and that we distinguish ourselves from our competitors in terms of the quality and variety of the bread, baked goods and other products we offer. However, we cannot assure you that the proliferation of other boutique bakeries or non-direct competitors will not have a negative affect on our comparable-store sales growth, product sales mix, or profitability.

         We also may be affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, weather and traffic patterns. Changes in these factors could seriously harm our business.

GOVERNMENT REGULATION

         IN GENERAL.   Our stores are subject to regulation by federal agencies
and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of food preparation and service facilities. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food. Our facilities also are licensed and subject to regulation under state and local fire, health and safety codes.

         Our development and construction of additional village bread stores and satellite cafes is subject to compliance with applicable zoning, land use and environmental regulations. We cannot assure you that we will be able to obtain necessary licenses or other approvals on a cost effective and timely basis to construct and develop additional locations in the future.

         AMERICANS WITH DISABILITIES ACT.   We are subject to the Americans with
Disabilities Act of 1990, which, among other things, may require certain renovations to stores to meet federally mandated requirements. We attempt to build our stores in compliance with the Americans with Disabilities Act and do not expect that the cost of any additional required renovations would significantly harm our business.

         LABOR.   We also are subject to state and federal labor laws that
govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions, citizenship requirements and prohibitions against discrimination.

Increases in the minimum wage will increase our labor costs and could negatively affect our results of operations.

         FRANCHISING.   Our franchising plans will be subject to the regulations
adopted by the United States Federal Trade Commission, or the FTC, and with various state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising, or the FTC Rule, and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule and applicable state laws and regulations. We also could become subject to a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's ability to, among other things, terminate or not renew a franchise without good cause, prohibit interference with the right of free association among franchisees, disapprove the transfer of a franchise, discriminate among franchisees with regard to charges, royalties and other fees, and place new stores near existing franchises.

TRADEMARKS

         The "Montana Mills Bread" name is of material importance to us, and we have an application pending to register the name and our logo as a trademark with the United States Patent and Trademark Office. We expect that the United States Patent and Trademark Office will approve this trademark for publication before July 31, 2002 and that we will receive this trademark prior to the completion of our fiscal year ending January 29, 2003. We also own the registered trademark "Montana Gold." Additionally, we have applied to register the names "montanamills.com," "Flour Power," "Breader" and "Breadit" with the United States Patent and Trademark Office. We expect that if these applications are approved for publication by the United States Patent and Trademark Office, we will receive these trademarks by December 31, 2003. Additionally, we have the exclusive right to utilize the "Java Joe's" trademark in a retail setting. We do not have any other trademarks or patents.

EMPLOYEES

         As at May 1, 2002, we had 42 salaried and 363 hourly employees, of whom sixteen salaried employees and one hourly employee were employed in general and administrative functions principally at or from our executive offices in Rochester, New York, and approximately 26 salaried and 362 hourly employees were employed in production and distribution, and in our village bread stores, satellite cafes and kiosks. None of our employees is represented by a labor union. We consider our employee relations to be good.

PROPERTIES

         We currently operate in leased facilities for all of our locations. Our stores are located either in village locations, strip mall shopping centers or as freestanding buildings. The remaining terms on our store leases range from two to ten years, with renewal options for periods ranging from five to 25 years at predetermined prices. The rental payments for these leases are based on a minimum rental plus real estate taxes, insurance and other common area expenses. Shorter term leases (generally less than six months) at shopping malls are negotiated for our seasonal kiosks. We also lease three office suites for our headquarters in Rochester, New York under a lease which renews automatically March 1 of each year and provides for annual rental payments of $35,820. We can cancel this lease with three months advance notice. We consider our physical properties to be in good operating condition and suitable for the purposes for which they are used. We maintain insurance on our properties in an amount we believe is adequate.

         Below is a list of all of our leased store locations:

                                    NEW YORK

                                    ALBANY AREA
- 592 Loudon Road,                         - 1638 Union Street, Schenectady
 Newton Plaza, Latham (village bread        (village bread store)
store)
                                  BINGHAMTON AREA
- 2540 Vestal Parkway, Vestal (village bread store)
                                   BUFFALO AREA
- 1701 Niagara Falls Blvd.,                - 227 Main Street,
 K-Mart Plaza, Amherst (village bread       East Aurora (satellite cafe)
store)
- 2611 Delaware Ave., Buffalo              - 219-221 Buffalo St., Hamburg
 (satellite cafe)                           (village bread store)
- 5601 Main St., Williamsville             - 4927 Transit Road, Eastgate Plaza,
 (village bread store)                      Clarence (village bread store)
                                    ELMIRA AREA
- 2162 Grand Central Avenue, Horseheads (village bread store)
                                  ROCHESTER AREA
- 1890 Monroe Avenue,                      - 6505 Brockport-Spencerport Road,
 Twelve Corners, Brighton (village bread    Brockport (satellite cafe)
store)
- 2633 West Ridge Road,                    - 2255 East Ridge Road, Culver Ridge
 Greece (village bread store)              Plaza, Irondequoit (village bread store)
- 20 State Street, Pittsford (village      - 1577 Howard Road, Gates (satellite
  bread store)                               cafe)
- 210 Park Ave., Rochester (satellite      - 1855 Empire Blvd., Webster (satellite
  cafe)                                      cafe)
- 395 South Main St., Canandaigua          - Route 96, Eastview Mall, Victor
 (satellite cafe)                            (kiosk)

                                   SYRACUSE AREA
- 6790 East Genesee St., DeWitt            - 318 Oswego St., Liverpool (village
  (village bread store)                      bread store)
                                       OHIO
                                   COLUMBUS AREA
- 1756 West Lane Ave., Upper Arlington     - 530 High Street, Worthington
 (village bread store)                      (village bread store)
- 2651 East Main Street, Bexley
  (satellite cafe)
                                   PENNSYLVANIA
                                     ERIE AREA
- 5442 Peach Street, Erie (village bread store)
                                  PITTSBURGH AREA
- 3750 William Penn Highway, Monroeville (village bread store)
                                   SCRANTON AREA
- 1504 Scranton-Carbondale Highway, Route 6, Dickson City (village bread store)
                                    CONNECTICUT
                                   HARTFORD AREA
- 332 N. Main St., West Hartford (village bread store)

                                LEGAL PROCEEDINGS

         In February 2001, Coastal Construction, Inc., a general contractor, brought an action against us in the Supreme Court of the State of New York in connection with the remodeling of one of our stores. Coastal alleges contractual damages of $138,211 and is seeking damages for defamation in the amount of $1,000,000. We are vigorously opposing these claims and have asserted counterclaims seeking damages in excess of $100,000.

         From time to time in the ordinary course of business, we are involved in other litigation. We are not presently involved in any other litigation we deem to be material to our business.

                                   MANAGEMENT

         The following tables set forth information concerning our directors, executive officers and key employees as of the date of this prospectus. Our directors are elected to serve for one-year terms at our annual meeting of stockholders.

DIRECTORS AND EXECUTIVE OFFICERS:

NAME                            AGE                  POSITION
----                            ---                  --------
Eugene O'Donovan..............  42    president, chief executive officer and
                                      chairman of the board of directors
Susan O'Donovan...............  37    executive vice president, secretary
                                      and director
John Tate.....................  50    director
Samuel Lanzafame..............  51    director
Edward L. Tackaberry..........  51    director

KEY EMPLOYEES:

NAME                            AGE                  POSITION
----                            ---                  --------
Richard Bernhart..............  45    director of operations
Keith P. Bleier...............  32    corporate controller
Christine Caracci.............  41    human resources director
Richard Frank.................  41    director of marketing and store
                                      development
Richard B. Gunn...............  42    director of real estate

         EUGENE O'DONOVAN has served as our president, chief executive officer and chairman of the board of directors since founding our company in June 1996 with his wife Susan O'Donovan, our executive vice president. From 1993 until July 1996, Mr. O'Donovan held several executive management positions at Warehouse Auto Centers, Inc., a Rochester, New York-based auto parts superstore chain, most recently as its chief executive officer. Previously, Mr. O'Donovan was a senior audit manager with PricewaterhouseCoopers LLP with whom he spent nine years. Mr. O'Donovan was awarded an Ernst & Young LLP Entrepreneur of the Year Award in 1999.

         SUSAN O'DONOVAN has served as our executive vice president and secretary since founding our company in June 1996 with her husband Eugene O'Donovan, our president, chief executive officer and chairman of the board. From April 1994 to June 1996, Mrs. O'Donovan was an independent accounting consultant. From March 1992 until April 1994, Mrs. O'Donovan was an accounting manager with Niagara Mohawk Corporation. Prior to March 1992, she held supervisory positions with KPMG LLP, Citicorp and PricewaterhouseCoopers LLP.

         JOHN TATE has served as a director since November 2001. Mr. Tate has been employed by Krispy Kreme Doughnuts, Inc. since November 2000. He has served as chief operating officer of Krispy Kreme since February 2002. From October 2000 until February 2002, he served as chief financial officer and president of Krispy Kreme Materials and Distribution, Inc. From July 1999 until October 2000, Mr. Tate served as senior vice president and chief financial officer of Williams-Sonoma, Inc., a home furnishing lifestyle retailer. From November 1997 until July 1999, Mr. Tate served as corporate chief financial officer for Dole Food Company, Inc. He also served from January 1993 to November 1997 in two senior vice president, chief financial officer positions for Dole in Europe and Northern California. Mr. Tate served in a variety of financial and general management positions with Ryder System, Inc. from May 1986 until December 1992.

         SAMUEL LANZAFAME has served as a director since August 2001. Mr. Lanzafame has served as a director of Alliance Financial Corp., a regional bank, since 1988. Since July 1999, Mr. Lanzafame has been chairman of Traces, Inc., a Charlotte, North Carolina-based company with operations in broadband and cable television. From November 1992 until March 1999, Mr. Lanzafame was president of CLS Ltd., a utility-services company. From February 1989 until March 1992, Mr. Lanzafame served as president of Cambridge Filter Corp., a manufacturer of high-efficiency air filters. From July 1985 until December 1988, he served as president of Oneida Ltd., a manufacturer of tableware products.

         EDWARD L. TACKABERRY has served as a director since June 1998. Since June 1994, Mr. Tackaberry has been a registered representative and principal of Pittsford Capital Markets, Inc., a licensed broker-dealer and member of the National Association of Securities Dealers, Inc. Pittsford Capital acted as our placement agent for the 1998 sale of our series A convertible preferred stock and the 2000 sale of our subordinated convertible debentures.

         RICHARD BERNHART has served as director of operations since June 1999. From March 1999 to June 1999, Mr. Bernhart was a consultant with AVI Corporation, a professional training company. From August 1975 to February 1999, Mr. Bernhart worked for Perk Development Corporation, which operated 42 Perkins Family Restaurants in New York. Mr. Bernhart held a variety of positions at Perk Development Corporation including vice president and president of operations and training.

         KEITH P. BLEIER has served as our corporate controller since September 1998. From January 1996 until September 1998, Mr. Bleier worked as a certified public accountant holding a variety of positions, most recently as an accounting and auditing manager, with Eldredge, Fox and Porretti LLP, a regional accounting firm located in Rochester, New York. Previously, Mr. Bleier was a tax consultant for PricewaterhouseCoopers LLP. Mr. Bleier is a certified public accountant in New York State.

         CHRISTINE CARACCI has served as our human resources director since June 1999. From April 1999 until June 1999, Ms. Caracci was the director of human resources for Lewis Tree Service, a horticultural and vegetative service organization with operations in 18 states. From December 1996 to April 1999, Ms. Caracci was the director of human resources for Perk Development Corporation, which operated 42 Perkins Family

Restaurants in New York. From December 1983 to September 1996, Ms. Caracci was the human resources director of ROW Corporation, an employee leasing organization.

         RICHARD FRANK has served as our director of marketing and store development since September 2000. From April 1999 until September 2000, Mr. Frank was the marketing and construction manager for World of Science, Inc., a Rochester, New York based retailer of science and nature products. Before joining World of Science on a full-time basis, from October 1996 until April 1999, Mr. Frank helped develop three private businesses in the Rochester, New York area on a consulting basis. Prior to October 1996, Mr. Frank was in retail management and supervision and developed marketing and merchandising concepts for Wegman's Food Markets, a large retail grocery chain, and Bloch Industries, a cabinet and fixtures manufacturer.

         RICHARD B. GUNN has served as our director of real estate in a consulting capacity since September 1998. At the closing of the offering, we intend to make Mr. Gunn a full-time employee of ours. Since January 1992, Mr. Gunn has been president and founder of The Charter Real Estate Group, a real estate consultant for the Overland Trading Company, Hannoush Jewelers and various other national retail companies. From September 1989 until December 1991, Mr. Gunn was a leasing agent for The Pyramid Companies of Syracuse, New York, a real estate development company.

BOARD COMMITTEES

         AUDIT COMMITTEE.   The members of our audit committee are Messrs. Tate
and Lanzafame. Pursuant to our audit committee's written charter, which was adopted on April 19, 2002, its responsibilities include, among other things:

         - annually reviewing and reassessing the adequacy of the committee's formal charter;

         - reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

         - reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

         - making recommendations concerning the engagement of the independent auditor;

         - reviewing the independence of the independent auditors;

         - reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

         - recommending the appointment of the independent auditor to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors; and

         - approving professional services provided by the independent auditors, including the range of audit and nonaudit fees.

         COMPENSATION COMMITTEE.   The members of our compensation committee are
Messrs. Tate, Lanzafame and Tackaberry. Our compensation committee reviews and recommends to our board of directors the compensation and benefits of all of our officers and establishes and reviews general policies relating to employee compensation and benefits. We have agreed with our underwriter that compensation and other arrangements between us and our officers, directors and affiliates will be subject to approval by our compensation committee, at least a majority of whom shall be independent, for at least three years following the date of this prospectus.

DIRECTOR COMPENSATION

         Except with regard to eligibility under our stock option plan, we do not have a compensation plan in place for our directors and have no present intention to adopt a formal director compensation plan. Nevertheless, prior to the closing of this offering, we intend to grant each of our non-employee directors options to purchase shares of our common stock, depending on the number of board committees each non-employee director serves on, under our 1998 stock option plan. We intend to grant Mr. Tate an option to purchase 40,000 shares of our common stock, Mr. Lanzafame an option to purchase 25,000 shares of our common stock and Mr. Tackaberry an option to purchase 20,000 shares of our common stock. These options will have an exercise price per share of no less than the combined offering price of a share of our common stock and a purchase warrant on the date of grant. The shares of our common stock underlying these options will vest over a three-year period commencing on the date of grant. We also reimburse our directors for out-of-pocket expenses associated with their attendance at board of directors' meetings.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

         We are a Delaware corporation and are governed by the Delaware General Corporation Law. Delaware law authorizes Delaware corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity authorized by Delaware law also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. Indemnification applies against liability incurred in connection with an indemnifiable proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

         The indemnification provisions of Delaware law require indemnification of a director, officer, employee or agent who has been successful in defending any action, suit or proceeding to which he or she was a party by reason of serving the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

         The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

         Our certificate of incorporation and bylaws provide for the elimination, to the fullest extent permissible under Delaware law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as a director or as an officer, other than liabilities arising from certain specified misconduct. We are required to advance all expenses incurred as a result of any proceeding against our directors for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Each of Eugene O'Donovan, our president and chief executive officer, and Susan O'Donovan, our executive vice president, are parties to employment agreements which provide that we will indemnify them against all liability, cost and expense incurred as a result of their status as an employee or officer of ours. Notwithstanding these employment agreements, Mr. and Mrs. O'Donovan will not be entitled to indemnification prohibited under Delaware law.

         Currently, we are not aware of any pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours based on the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The table below provides information concerning the total compensation received for services rendered to us during the fiscal years indicated by our president and chief executive officer and our executive vice president, the only executive officers of ours who earned over $100,000 in the fiscal year ended January 30, 2002. We refer to these two executives as the named officers.

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION
                                  ------------------------------------
NAMED OFFICER                     FISCAL YEAR       SALARY       BONUS
-------------                     -----------      --------      -----
Eugene O'Donovan................     2002          $195,000      $-0-
                                     2001          $182,250      $-0-
                                     2000          $195,577      $-0-
Susan O'Donovan.................     2002          $174,980      $-0-
                                     2001          $163,539      $-0-
                                     2000          $175,000      $-0-


         Salary figures for the named officers in fiscal 2001 reflect an eleven-month fiscal year.

         No options were granted to either named officer during any of the years indicated.

         Our named officers routinely receive other benefits from us which are customary to similarly situated companies. We have concluded, after reasonable inquiry, that the aggregate amount of these benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of either named officer.

EMPLOYEE BENEFIT PLANS

         1998 STOCK OPTION PLAN.   In 1998, we established our 1998 employee and
non-employee director stock option plan. Under the terms of the plan, up to an aggregate of 500,000 shares of our common stock are reserved for issuance to our employees, directors, officers and consultants. Grants may be made in the form of either incentive stock options or nonqualified stock options. Our compensation committee is granted discretion to administer the plan. Options granted to employees under the plan vest ratably over a four-year period commencing with the date of grant, subject to adjustment by our compensation committee. Options granted to directors under the plan vest ratably over a three-year period commencing on the grant date of the options and are for a term of ten years.

         As of May 1, 2002, options to purchase 3,000 shares of our common stock at a weighted average exercise price of $10 per share were outstanding under the plan.

         CHIEF EXECUTIVE OFFICER OPTIONS.   We have granted Mr. O'Donovan a
ten-year non-qualified option outside of our 1998 stock option plan to purchase up to 700,000 shares of our common stock. This option has an exercise price equal to the purchase price of one share of our common stock and one purchase warrant under our underwriter's purchase option. Mr. O'Donovan's option vests as follows:

         - 250,000 options vest if the price of our common stock exceeds $7.50 per share for 20 consecutive days within two years after the effective date of the offering;

         - 250,000 options vest if the price of our common stock exceeds $10.00 per share for 20 consecutive days within four years after the effective date of the offering; and

         - 200,000 options vest if the price of our common stock exceeds $15.00 per share for 20 consecutive days within five years after the effective date of this offering.

EMPLOYMENT AGREEMENTS

         We have entered into the employment agreements described below with each of Eugene O'Donovan and Susan O'Donovan.

         EUGENE O'DONOVAN.   Mr. O'Donovan's employment agreement provides for
Mr. O'Donovan's employment as our chief executive officer for a term expiring three years from the date of this prospectus at a salary of $180,000 per year, which reflects a reduction in his prior years' salary of $15,000. Mr. O'Donovan's employment agreement provides for annual cost of living raises at the beginning of each new fiscal year. We can terminate Mr. O'Donovan's employment upon his death or disability, or for cause. If we terminate Mr. O'Donovan's employment for cause, we will not have to pay him any severance. If we terminate Mr. O'Donovan's employment without cause, he will be entitled to his average salary for the twelve months preceding his termination until the expiration of his employment agreement as well as the continued payment of certain other expenses. Mr. O'Donovan's employment agreement also prevents him from competing with us for a period of two years following any termination of his employment.

         SUSAN O'DONOVAN.   Mrs. O'Donovan's employment agreement provides for
Mrs. O'Donovan's employment as our executive vice president for a term expiring three years from the date of this prospectus at a salary of $175,000 per year. Mrs. O'Donovan's employment agreement is the same as Mr. O'Donovan's employment agreement in all other material respects.

                              CERTAIN TRANSACTIONS

CONTRIBUTION OF SHARES


         Eugene O'Donovan, our president and chief executive officer, and Susan O'Donovan, our executive vice president, have agreed to contribute an aggregate of 582,011 shares of our common stock owned by them to us as a capital contribution prior to the date of this prospectus. Mr. and Mrs. O'Donovan will make this capital contribution without receiving any payment for their shares in response to a request by our underwriter to limit the number of shares of our common stock outstanding on a fully diluted basis on the date of this prospectus.

LICENSE AGREEMENT WITH JAVA JOE'S PUBLIC MARKET ROASTERY, INC.

         In August 2000, we entered into an exclusive license agreement with Siempre Caffe, Inc. to distribute and market Java Joe's brand name specialty coffee and coffee beverages in a retail setting. Siempre Caffe has retained ownership of the Java Joe's trademark and is an unrelated party. The license is terminable upon the happening of certain events, such as our failure to cure any non-performance by us under the license agreement or our insolvency or bankruptcy. In November 2001, we began purchasing coffee from Java Joe's Public Market Roastery, Inc., a corporation that is owned entirely by Mr. O'Donovan. During our fiscal year ended January 30, 2002, we purchased $75,554 in primarily whole and ground coffee beans from Java Joe's Public Market Roastery. We believe that our arrangements with Java Joe's Public Market Roastery are consistent in all respects with arrangements we could have made with an unaffiliated third party. Mr. O'Donovan has agreed to contribute at or prior to the closing of the offering all of the outstanding shares of common stock of Java Joe's Public Market Roastery to us for $30,000. We will pay this $30,000 to Mr. O'Donovan using cash available from operations.

LEASE AGREEMENTS

         WILLIAMSVILLE, NEW YORK.   In October 1997, we entered into a lease
agreement for the premises on which our village bread store in Williamsville, New York is located. The landlord, Mount Heaton Associates, LLC, is jointly owned by Mr. and Mrs. O'Donovan. Mr. O'Donovan purchased the premises from the prior owner, who was unwilling to lease the premises to us, in order to enable us to secure a lease for this location. Mr. O'Donovan subsequently transferred the lease to Mount Heaton Associates. In April 2002, the bank from which Mount Heaton Associates obtained the mortgage for the premises released us as a guarantor. We believe that the lease agreement with Mount Heaton Associates, which provides for annual rent of $63,000, was consistent in all respects with arrangements we could have made with an unaffiliated third party when the lease was executed in 1997. This lease expires on September 30, 2008.

         WORTHINGTON, OHIO.   In November 2001, we entered into a lease
agreement with Generick Holdings, LLC for the premises on which our village bread store in Worthington, Ohio is located. Generick Holdings is a limited liability company 50% owned by each of Mr. O'Donovan and Richard B. Gunn, our director of real estate. Generick Holdings purchased the premises from the prior owner, who was unwilling to lease the premises to us, in order to enable us to secure a lease for this location. We believe that the lease agreement, which provides for annual rent of $50,000, is consistent in all respects with arrangements we could have made with an unaffiliated third party. This lease expires in November 2011.

         ROCHESTER, NEW YORK.   In February 2002, we entered into a
month-to-month lease agreement with 15 Pennsylvania Avenue LLC for purposes of providing additional baking, purchasing and gift fulfillment space. 15 Pennsylvania Avenue LLC is owned by Mr. O'Donovan. We believe that the lease agreement, which provides for annual rent of

$9,600 plus payment of utilities, is consistent in all respects with other arrangements we could have made with an unaffiliated third party.

                             PRINCIPAL STOCKHOLDERS

         The following table presents information regarding the beneficial ownership of our common stock as of May 1, 2002, and as adjusted to reflect the sale of common stock in this offering.

         - each person who beneficially owns more than 5% of our common stock;

         - each of our directors and named officers; and

         - all current executive officers and directors as a group.


         Beneficial ownership is determined under the rules of the SEC. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but these rules do not deem the stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each stockholder before the offering is based on 5,830,385 shares of our common stock outstanding immediately prior to the effective date of the offering, which gives effect to the conversion of all of our series A convertible preferred stock, the conversion of all of our outstanding subordinated convertible debentures, the contribution to our capital by Eugene O'Donovan and Susan O'Donovan of an aggregate of 582,011 shares of our common stock and the issuance of 15,000 shares of our common stock to Cephas Capital Partners. The percentages for after the offering give effect to our issuance of the 2,000,000 shares of common stock being offered by us. The percentages for after the offering do not give effect to the conversion of Cephas Capital Partners' $2,000,000 convertible promissory note into 400,000 shares of our common stock.



                                                                PERCENTAGE OF OUTSTANDING
                                                                   SHARES TO BE OWNED
                                               NUMBER OF        -------------------------
                                                 SHARES           BEFORE
                                              BENEFICIALLY         THE          AFTER THE
NAME                                             OWNED           OFFERING       OFFERING
----                                          ------------      ----------      ---------
Eugene O'Donovan............................   4,189,374(1)        71.9%          53.5%
Susan O'Donovan.............................   4,189,374(2)        71.9%          53.5%
Samuel Lanzafame............................      48,333(3)          *              *
Edward Tackaberry...........................     175,629(4)         2.9%           2.2%
John Tate...................................      13,333(5)          *              *
Executive officers and directors as a group
  (five persons)............................   4,426,669(6)        73.8%          55.4%


---------------

 *  Less than 1%


(1) Includes: (i) 240,000 shares of our common stock held by the Eugene O'Donovan Grantor Retained Annuity Trust under Agreement dated May 23, 2002, for which his wife, Susan O'Donovan, is the sole trustee; (ii) 240,000 shares of our common stock held by the Susan O'Donovan Grantor Retained Annuity Trust under Agreement dated May 23, 2002, for which Eugene O'Donovan is the sole trustee; and (iii) 1,369,026 shares of our common stock held by Mr. O'Donovan's wife, Susan O'Donovan. Mr. O'Donovan disclaims beneficial ownership of Mrs. O'Donovan's shares and the shares held by his Grantor Retained Annuity Trust.



(2) Includes: (i) 240,000 shares of our common stock held by the Susan O'Donovan Grantor Retained Annuity Trust under Agreement dated May 23, 2002, for which her husband, Eugene O'Donovan, is the sole trustee; (ii) 240,000 shares of our common stock held by the Eugene O'Donovan Grantor Retained Annuity Trust under Agreement dated May 23, 2002, for which Susan O'Donovan is the sole trustee; and (iii) 2,340,348 shares of our common stock held by Mrs. O'Donovan's husband, Eugene O'Donovan. Mrs. O'Donovan disclaims beneficial ownership of Mr. O'Donovan's shares and the shares held by her Grantor Retained Annuity Trust.


(3) Represents: (i) 40,000 shares of our common stock held by Mr. Lanzafame's wife, as to which Mr. Lanzafame disclaims beneficial ownership; and (ii) 8,333 shares of our common stock issuable to Mr. Lanzafame upon the exercise of options to be granted to him as a director of our company and to become exercisable within 60 days of the date of this prospectus.

(4) Represents: (i) an aggregate of 136,962 shares of our common stock issuable upon exercise of warrants exercisable within 60 days of the date of this prospectus that were issued to an affiliate of Mr. Tackaberry; (ii) 6,667 shares of our common stock issuable to Mr. Tackaberry upon the exercise of options to be granted to him as a director of our company and to become exercisable within 60 days of the date of this prospectus; (iii) 8,000 shares of our common stock issuable upon the conversion at the closing of the offering of 5,000 shares of our series A convertible preferred stock owned by Mr. Tackaberry; (iv) 2,000 shares of our common stock issuable upon the conversion at the closing of the offering of 1,250 shares of our series A convertible preferred stock owned by Pal Tack, an affiliate of Mr. Tackaberry; (v) 10,000 shares of our common stock issuable upon the conversion at the closing of the offering of 6,250 shares of our series A convertible preferred stock owned by the estate of Mr. Tackaberry's father, of which Mr. Tackaberry is the executor; and (vi) 12,000 shares of our common stock issuable upon the conversion at the effective date of the offering of a $60,000 subordinated convertible debenture owned by the estate of Mr. Tackaberry's father. Mr. Tackaberry disclaims beneficial ownership of all securities held by his father's estate.

(5) Represents 13,333 shares of our common stock issuable to Mr. Tate upon the exercise of options to be granted to him as a director of our company and to become exercisable within 60 days of the date of this prospectus.

(6) Includes shares referred to as being included in notes 1-5.

         Mr. and Mrs. O'Donovan can be reached at our principal business address, 2171 Monroe Avenue, Suite 205A, Rochester, New York 14618. Mr. Lanzafame can be reached at his principal address, One Park Place, 4th Floor, S. State Street, Syracuse, New York 13202. Mr. Tackaberry can be reached at his principal business address, 170 Office Parkway, Pittsford, New York 14534. Mr. Tate can be reached at his principal business address, 370 Knollwood St., Suite 500, Winston-Salem, North Carolina 27013.

                           DESCRIPTION OF SECURITIES

         Our authorized capital stock is 16,000,000 shares, consisting of 15,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value, of which 312,500 shares have been designated series A convertible preferred stock. Upon the closing of the offering, all shares of series A convertible preferred stock currently outstanding will be converted into shares of our common stock, which will result in no shares of series A convertible preferred stock being outstanding.

COMMON STOCK

         Each share of our common stock has one vote. Because holders of our common stock do not have cumulative voting rights or preemptive or other subscription rights, the holders of a majority of our common stock can elect all of the members of our board of directors. We cannot redeem our common stock. Holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. If we are liquidated, dissolved or wound up, the holders of our common stock are entitled to receive a pro rata portion of all of our assets available for distribution to our stockholders after we pay liquidation preferences to holders of any outstanding shares of our series A convertible preferred stock. All outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

         SERIES A CONVERTIBLE PREFERRED STOCK.   We have 312,500 shares of
series A convertible preferred stock outstanding. The rights, designations, preferences, privileges, qualifications and restrictions of our series A convertible preferred stock are described in our certificate of designation. This document has been filed as an exhibit to the registration statement of which this prospectus is a part. Effective upon the closing of the offering, all outstanding shares of our series A convertible preferred stock automatically will convert into shares of our common stock and we will have no shares of preferred stock outstanding.

         The holders of our series A convertible preferred stock are entitled to receive dividends at the rate of $0.96 per share per year. Using cash available from operations, we intend to pay all accrued but unpaid dividends (approximately $75,000 as of May 1, 2002) to the holders of our series A convertible preferred stock in cash at the closing of the offering unless individual holders request that dividends be paid to them in shares of our common stock.

         BLANK CHECK PREFERRED STOCK.   Subject to the provisions of our
certificate of incorporation and to the limitations prescribed by law, our board of directors has the authority, without further action by our stockholders, to issue up to 687,500 shares of our authorized but unissued preferred stock in one or more series. Our board of directors has the power and authority to fix the rights, designations, preferences, privileges, qualifications and restrictions of our preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. We have no present plans to issue any additional shares of preferred stock and we have agreed not to issue any shares of preferred stock for one year after the offering without our underwriter's prior written consent. Our underwriter has advised us that in deciding whether to consent to us issuing any shares of preferred stock prior to one year after the offering, it will consider the purpose for and the terms of the proposed issuance, the potential effect of the issuance on the market for our common stock and any potential dilution to the holders of our common stock.

         Having undesignated preferred stock enables us to render more difficult or to discourage a third party's attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise, which thereby protects the continuity of our management. The issuance of shares of our preferred stock also may discourage a party from making a bid for our common stock because such issuance may adversely affect the rights of the holders of our common stock. For example, preferred stock that we issue may rank prior to our common stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance by us of shares of preferred stock may discourage or delay bids for our common stock or may otherwise adversely affect the market price of our common stock.

WARRANTS

         PURCHASE WARRANTS.   Each purchase warrant will entitle you to purchase
one share of our common stock for $7.58 at any time during the period beginning 90 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus.

         Unless we extend the terms of the purchase warrants in our sole discretion, the purchase warrants will expire at 5:00 p.m., New York time, five years from the date of this prospectus.

         With the prior written consent of our underwriter, we may redeem any outstanding purchase warrants you hold, once they become exercisable, at a price of $.01 per purchase warrant on not less than 30 days' prior written notice to you if the last sale price of our common stock has been at least 200% of the then-current exercise price of the purchase warrants (initially $15.16) for the 20 consecutive trading days ending on the third day prior to the date on which we provide you with such notice. The purchase warrants will be exercisable until the redemption date.

         The purchase warrants will be issued in registered form under a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. Please refer to the warrant agreement (which has been filed as an exhibit to the registration statement of which this prospectus is a part) for a complete description of the terms and conditions of the purchase warrants, as this description is qualified in its entirety by our reference to such warrant agreement.

         The exercise price and number of shares of our common stock or other securities issuable on exercise of the purchase warrants are subject to adjustment to protect against dilution if we issue a stock dividend, or we conduct a stock split, recapitalization, reorganization, merger or consolidation or other similar event. We cannot assure you that the market price of our common stock will exceed the exercise price of the purchase warrants at any time during the period in which they are exercisable.

         You cannot exercise any of your purchase warrants unless at the time of exercise we have filed with the SEC a prospectus covering the shares of our common stock issuable upon exercise of the purchase warrants you wish to exercise and such shares have been registered or qualified to be exempt under the securities laws of your state of residence. Although we have undertaken and intend to have all shares of our common stock qualified for sale in the states where our securities are being offered and to maintain a current prospectus relating to our common stock until the expiration or redemption of the purchase warrants, subject to the terms of the warrant agreement, we cannot assure you that we will be able to do so.

         The purchase warrants do not give you any dividend, voting, preemptive or any other rights our stockholders may have.

OTHER OUTSTANDING SECURITIES

         ADVISOR WARRANTS.   As of May 1, 2002, we had issued warrants to
purchase 50,000 shares of our common stock at an exercise price of $0.50 per share and warrants to purchase an aggregate of 98,062 shares of our common stock at an exercise price equal to the lesser of $10.00 per share of our common stock or 150% of the initial public offering price per share of our common stock. These warrants were issued to advisors of ours in connection with prior sales of our securities and entitle the holders to purchase shares of our common stock in the number and price specified in each warrant.

         SUBORDINATED CONVERTIBLE DEBENTURES.   In 2000, we issued subordinated
convertible debentures to outside investors in a series of closings pursuant to a private placement. The subordinated convertible debentures and accrued but unpaid interest are payable five years from the issue date. As of May 1, 2002, an aggregate of $4,538,500 principal amount of our debentures were outstanding. The debentures bear interest at an average interest rate of 8.5% per year and interest payments can be made either monthly or quarterly at our discretion. We currently make interest payments quarterly. The principal amount due under the subordinated convertible debentures automatically will convert into shares of our common stock on the effective date of the offering at the price per share equal to the offering price per share of our common stock to investors in the offering. At the closing of the offering, we will use cash available from operations to pay all accrued but unpaid interest due under the debentures, which was $96,570 as of May 1, 2002.

         CEPHAS CAPITAL PARTNERS CONVERTIBLE PROMISSORY NOTE.   On June 22,
2000, we issued Cephas Capital Partners a $2,000,000 convertible promissory note. The note was issued pursuant to a note purchase agreement between us and Cephas Capital Partners and modified pursuant to an agreement between us and Cephas Capital Partners. In connection with this modification, we have agreed to pay Cephas Capital Partners $20,000 and issued 15,000 shares of our common stock to Cephas Capital Partners. The note is collateralized by all of our assets. However, Cephas Capital Partners has agreed to subordinate its security interest to a senior lender if we secure a senior finance facility. We are required to make monthly payments of interest on the note through June 2005, at which time we will be required to make amortized payments of principal and interest through June 2007. The note is convertible, at Cephas Capital Partners' option, into shares of our common stock at the price per share at which our common stock is sold to the public pursuant to this prospectus. Cephas Capital Partners has signed a lock-up agreement which prohibits it from transferring any of our securities for a period of thirteen months following the effective date of the offering. We may prepay the note at any time upon the payment by us of a 4% prepayment premium if such prepayment occurs on or before June 21, 2002, 3% if prepayment occurs on or before June 21, 2003, 2% if prepayment occurs on or before June 21, 2004 and 1% if prepayment occurs on or before June 21, 2005.

         An event of default occurs if, among other things, any representation or warranty under the amended and restated note purchase agreement was false or misleading when made, if we breach any covenant under the amended and restated note purchase agreement, a judgment of $100,000 or more is entered against us or an event of bankruptcy occurs. If a default occurs, Cephas Capital Partners may require us to pay all outstanding principal and accrued interest immediately and the interest rate on the note will increase by 5% until all amounts that we owe are paid.

         We have agreed to provide Cephas Capital Partners access to and deliver to Cephas Capital Partners on a regular basis, certain financial and other information related to us so that Cephas Capital Partners can confirm that we are abiding by the terms of the purchase agreement and note. Additionally, we have agreed not to declare any dividends without Cephas Capital Partners' consent. Pursuant to the amended and restated purchase agreement, Cephas Capital Partners has the right to appoint an observer to attend all meetings of our board of directors.


         The conversion price and number of shares of our common stock issuable on conversion of the convertible promissory note are subject to adjustment to protect against dilution if we issue any common stock or securities convertible or exercisable into common stock at a price per share less than $5.00. We have also agreed to provide Cephas Capital Partners with "piggyback" and demand registration rights beginning at the expiration of its thirteen month lock-up until such time as all shares of our common stock issuable upon conversion of the note can be sold without restriction under Rule 144 of the Securities Act.


AMERICAN STOCK EXCHANGE LISTING


         On the effective date of the offering, our common stock and purchase warrants will be listed on The American Stock Exchange under the trading symbols "MMX" and "MMX.WS."

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company will act as our transfer agent, our warrant agent and as registrar for our common stock and purchase warrants.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT.

         The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that you might consider to be in your best interest, including offers or attempts that might result in a premium being paid to you over the market price of our securities.

         DELAWARE LAW.   We are subject to the provisions of Section 203 of the
Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

         - prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

         - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         - at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock which is not owned by the interested stockholder.

         A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's vesting stock.

         CERTIFICATE OF INCORPORATION AND BY-LAWS.   Our by-laws provide that
special meetings of our stockholders may be called by our secretary only at the request of our chief executive officer, by a majority of the board of directors or upon the written request of the holders of 25% or more of our outstanding shares of capital stock, provided that the written request state the purpose of the meeting and any matters proposed to be acted upon. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given between ten and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES ELIGIBLE AND LOCK-UPS OF EXISTING SECURITYHOLDERS


         After this offering, 7,830,385 shares of our common stock will be outstanding, excluding exercises of options or warrants exercisable after May 1, 2002. All of the 2,000,000 shares of our common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for shares purchased by holders subject to lock-up agreements or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. The holders of 5,807,689 shares of our common stock to be outstanding on the closing date of the offering have agreed not to transfer the shares of our common stock beneficially owned by them for a period of either 13 or 24 months following the effective date of the offering. Of such shares, 1,485,110 will be available for sale in the public market 13 months after the date of this prospectus, and 4,322,579 will be available for sale in the public market 24 months after the date of this prospectus. The remaining 22,696 shares of our common stock not sold in the offering will have no lock-up period and will be freely tradeable. Our underwriter may in its sole discretion, however, waive or permit us to waive the lock-up at any time for any stockholder. Our underwriter has advised us that in deciding whether to consent to any sale within the applicable lock-up period, it will consider whether the sale would have an adverse effect on the market for our common stock. Our underwriter has advised us that it does not have any present intention or understanding to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up periods.


RULE 144

         In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

EFFECT OF SALES OF SHARES

         Before the offering, there has been no market for our common stock, and no precise prediction can be made about any effect that market sales of our common stock or the availability for sale of our common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise additional capital through the sale of our securities.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, our underwriter is committed to take and pay for all of our securities being offered, if any are taken, other than the securities covered by the over-allotment option described below unless and until this option is exercised.

         Our underwriter has qualified its obligations under the underwriting agreement to the approval of legal matters by our counsel and various other conditions, and subject to these conditions, our underwriter is obligated to purchase all of the shares of our common stock and purchase warrants offered by this prospectus (other than the shares of our common stock and purchase warrants covered by the over-allotment option described below).


         Our underwriter has advised us that it proposes to offer our securities to the public at the initial public offering prices set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $.30 per share of our common stock and $.003 per purchase warrant. Our underwriter may allow, and such dealers may reallow, a concession not in excess of $.15 per share of common stock and $.0015 per purchase warrant to certain other dealers. After the offering, our underwriter may change the offering price and other selling terms.


         We have agreed to indemnify our underwriter against certain liabilities, including liabilities under the Securities Act. We also have agreed to pay to our underwriter an expense allowance on a non-accountable basis equal to 3% of the gross proceeds derived from the sale of the securities offered by this prospectus (including the sale of any of our securities subject to our underwriter's over-allotment option), $50,000 of which has been paid to date. We also have agreed to pay all expenses in connection with qualifying our securities offered hereby for sale under the laws of such states as our underwriter may designate and registering the offering with the National Association of Securities Dealers, Inc., or NASD, including fees and expenses of counsel retained for these purposes by our underwriter in connection with this registration.

         We have granted to our underwriter an option, exercisable within 45 business days from the date of this prospectus, to purchase at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 300,000 additional shares of our common stock and/or 300,000 additional purchase warrants for the sole purpose of covering over allotments, if any.

         We have engaged our underwriter on a non-exclusive basis as our agent for the solicitation of the exercise of the purchase warrants. To the extent consistent with NASD guidelines and SEC rules and regulations, we have agreed to pay our underwriter for bona fide services rendered a commission equal to 5% of the exercise price for each purchase warrant exercised after one year from the date of this prospectus if the exercise was solicited by our underwriter. In addition to soliciting, either orally or in writing, the exercise of the purchase warrants, these services also may include disseminating information, either orally or in writing, to our warrantholders about us or the market for our securities, and assisting in the processing of the exercise of the purchase warrants.

We will not pay our underwriter in connection with the exercise of the purchase warrants if the purchase warrants are exercised within one year from the date of this prospectus, if the market price of the underlying shares of our common stock is lower than the exercise price, the purchase warrants are held in a discretionary account, the purchase warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that our underwriter solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the SEC from Regulation M under the Exchange Act, while soliciting the exercise of the purchase warrants, our underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our securities unless our underwriter has waived its right to receive a fee for the exercise of the purchase warrants.

         In connection with the offering, we have agreed to sell to our underwriter for an aggregate of $100, an underwriter's purchase option, consisting of the right to purchase up to an aggregate of 200,000 shares of our common stock and/or 200,000 purchase warrants. The underwriter's purchase option is exercisable initially at a price of $8.25 per share (165% of the per share offering price to investors) and $.083 per purchase warrant (165% of the per purchase warrant price to investors) for a period of four years commencing one year from the date of this prospectus. Our underwriter may not transfer, sell, assign or hypothecate the underwriter's purchase option during the one-year period following the date of this prospectus except to officers of the underwriter and the selected dealers and their officers or partners. Our underwriter's purchase option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter's purchase option.

         Pursuant to the underwriting agreement, all of our officers and directors, Cephas Capital Partners and the holders of substantially all of our capital stock and subordinated convertible debentures immediately prior to this offering have agreed not to sell any shares of our common stock for either 13 or 24 months from the date of this prospectus without the consent of our underwriter. In addition, the underwriting agreement provides that, for a period of five years from the date of this prospectus, our underwriter will have the right to a seat on our board of directors and to send a representative to observe each meeting of our board of directors. Our underwriter has not yet selected either of these representatives.


         We will engage our underwriter as our financial consultant for a period of two years from the date of this prospectus at an annual fee of $50,000, of which payment for the first year, $50,000, will be payable in advance on the closing of the offering. Additionally, if within five years of the date of this prospectus, we complete a merger, acquisition, joint venture or other transaction with a party that our underwriter introduces to us, our underwriter will receive a finder's fee equal to 5% of the consideration.

         Prior to the offering, there has been no public market for any of our securities. Accordingly, the offering prices of our securities and the terms of the purchase warrants have been determined by negotiation between us and our underwriter and do not bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, included an assessment of the prospects for the industry in which we will compete, our management and our capital structure.

         In connection with the offering, our underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

         - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

         - Over-allotment involves sales by our underwriter of our securities in excess of the number of securities our underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of our securities over-allotted by our underwriter is not greater than the number of our securities that it may purchase in the over-allotment option. In a naked short position, the number of our securities involved is greater than the number of securities in the over-allotment option. Our underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing our securities in the open market.

         - Syndicate covering transactions involve purchases of our securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, our underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If our underwriter sells more securities than could be covered by the over-allotment option, a naked short position, the position only can be closed out by buying our securities in the open market. A naked short position is more likely to be created if our underwriter is concerned that there could be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

         - Penalty bids permit our underwriter to reclaim a selling concession from a selling group member when the securities originally sold by the selling group member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

These transactions may be effected on The American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

         In July 2000, in connection with our private placement of subordinated convertible debentures, we issued our underwriter warrants to purchase 11,100 shares of our common stock at an exercise price equal to the lesser of $10.00 per share of our common stock or 150% of the initial public offering price per share of our common stock. These warrants expire in September 2005.

                                 LEGAL MATTERS

         Harter, Secrest & Emery LLP, Rochester, New York, will opine as to the validity of the common stock and purchase warrants offered by this prospectus and to certain legal matters for us. Graubard Miller, New York, New York, has served as counsel to the underwriter in connection with this offering.

                                    EXPERTS

         The financial statements as of January 30, 2002 and January 31, 2001 and for the year ended January 30, 2002 and for the eleven-month period ended January 31, 2001 included in this prospectus have been so included in reliance on the report (which includes an additional paragraph relating to our restated financial statements as discussed in Note 14 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

         Following the offering, we intend to furnish our stockholders with annual reports containing audited financial statements.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets                                    F-3
   as of January 31, 2001, January 30, 2002 and May 1, 2002
   (unaudited)..............................................
Consolidated Statements of Operations                          F-4
   For the period February 28, 2000 through January 31,
   2001, for the Year Ended January 30, 2002, and for the 13
   week periods ended May 2, 2001 and May 1, 2002
   (unaudited)..............................................
Consolidated Statements of Changes in Common Stockholders'     F-5
   Equity (Deficit)
   For the period February 28, 2000 through January 31,
   2001, for the Year Ended January 30, 2002, and for the 13
   week period ended May 1, 2002 (unaudited)................
Consolidated Statements of Cash Flows                          F-6
   For the period February 28, 2000 through January 31,
   2001, for the Year Ended January 30, 2002, and for the 13
   week periods ended May 2, 2001 and May 1, 2002
   (unaudited)..............................................
Notes to Consolidated Financial Statements..................   F-7

         All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Montana Mills Bread Co., Inc. and Subsidiaries

         In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Montana Mills Bread Co., Inc. and its Subsidiaries (the "Company") at January 31, 2001 and January 30, 2002, and the results of their operations and their cash flows for the eleven-month period February 28, 2000 through January 31, 2001 and for the year ended January 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in the first paragraph of Note 14, the consolidated balance sheet and related consolidated statements of operations, of changes in common stockholders' equity (deficit) and of cash flows as of and for the eleven-month period ended January 31, 2001 have been restated to record common stock warrants issued in connection with the raising of debt. The effect of the restatement was to increase common stockholders' equity by $82,000 at January 31, 2001 and reduce income by $12,000 for the period ended January 31, 2001 with no effect on earnings per share.

/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York
March 21, 2002

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                           PRO FORMA
                                                                                            MAY 1,
                                              JANUARY 31,    JANUARY 30,     MAY 1,          2002
                                                 2001           2002          2002       (SEE NOTE 15)
                                             -------------   -----------   -----------   -------------
                                             (AS RESTATED)                 (UNAUDITED)    (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents................   $ 5,805,564    $  248,243    $  159,191     $  139,191
  Short-term investments...................            --       518,258       371,185        371,185
  Inventory................................       221,303       401,426       360,662        360,662
  Income tax receivable....................       184,825       314,655       269,199        269,199
  Prepaid expenses and other current
     assets................................       184,992       426,255       391,665        391,665
  Deferred income taxes....................        27,000        53,000        53,000         53,000
                                              -----------    ----------    ----------     ----------
     Total current assets..................     6,423,684     1,961,837     1,604,902      1,584,902
Property and equipment, net................     3,495,005     6,621,146     6,484,503      6,484,503
Deferred income taxes......................            --       260,000       409,000        409,000
Deposits and other assets..................        75,025       181,482       543,609        543,609
Unamortized bond issue costs...............       577,338       447,405       414,922             --
                                              -----------    ----------    ----------     ----------
     Total assets..........................   $10,571,052    $9,471,870    $9,456,936     $9,022,014
                                              ===========    ==========    ==========     ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................   $   636,055    $  844,986    $  937,626     $  937,626
  Payroll and related expenses.............       103,236       127,345       215,299        215,299
  Accrued interest.........................            --            --        96,570         96,570
  Deferred revenue.........................        93,030       101,191        76,714         76,714
  Other current liabilities................        37,764        64,648        25,694         25,694
  Current portion of long-term debt........        35,531        34,418        32,849         32,849
  Dividends payable........................            --            --        75,000         75,000
                                              -----------    ----------    ----------     ----------
     Total current liabilities.............       905,616     1,172,588     1,459,752      1,459,752
Subordinated convertible debentures........     6,538,500     6,538,500     6,538,500      2,000,000
Long-term debt, net of current portion.....        78,635        44,185        36,633         36,633
Other long-term liabilities................            --        43,000        50,887         50,887
Deferred income taxes......................       117,000            --            --             --
                                              -----------    ----------    ----------     ----------
     Total liabilities.....................     7,639,751     7,798,273     8,085,772      3,547,272
                                              -----------    ----------    ----------     ----------
Commitments and contingencies
Series A convertible redeemable preferred
  stock, ($.001 par value; 1,000,000 shares
  authorized; 312,500 issued and
  outstanding as of January 31, 2001,
  January 30, 2002 and May 1, 2002)........     2,500,000     2,500,000     2,500,000             --
                                              -----------    ----------    ----------     ----------
Common stockholders' equity (deficit):
  Common stock, ($.001 par value;
     15,000,000 shares authorized;
     5,000,000 issued and outstanding as of
     January 31, 2001, January 30, 2002 and
     May 1, 2002 and 5,830,385 on a pro
     forma basis)..........................         5,000         5,000         5,000          5,830
  Additional paid-in capital...............        94,000            --            --      6,824,664
  Retained earnings (accumulated
     deficit)..............................       332,301      (831,403)   (1,133,836)    (1,355,752)
                                              -----------    ----------    ----------     ----------
     Common stockholders' equity
       (deficit)...........................       431,301      (826,403)   (1,128,836)     5,474,742
                                              -----------    ----------    ----------     ----------
     Total liabilities and stockholders'
       equity..............................   $10,571,052    $9,471,870    $9,456,936     $9,022,014
                                              ===========    ==========    ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FOR THE PERIOD
                                              FEBRUARY 28,                        FOR THE 13-WEEK
                                                  2000        FOR THE YEAR         PERIOD ENDED
                                                THROUGH          ENDED       -------------------------
                                              JANUARY 31,     JANUARY 30,      MAY 2,        MAY 1,
                                                  2001            2002          2001          2002
                                             --------------   ------------   -----------   -----------
                                             (AS RESTATED)                   (UNAUDITED)   (UNAUDITED)
Sales......................................    $7,614,039     $10,812,453    $2,000,920    $3,072,688
Cost of goods sold (exclusive of
  depreciation and amortization)...........     3,498,069       5,386,722       991,244     1,630,114
                                               ----------     -----------    ----------    ----------
Gross profit...............................     4,115,970       5,425,731     1,009,676     1,442,574
Selling, general and administrative
  expenses.................................     3,231,110       4,922,137     1,031,105     1,395,222
Pre-opening and grand-opening expenses.....       437,548         985,148       166,990        77,580
Depreciation and amortization..............       221,574         486,203        98,019       159,610
                                               ----------     -----------    ----------    ----------
Income (loss) from operations..............       225,738        (967,757)     (286,438)     (189,838)
Interest income............................       235,420         155,470        72,961         4,974
Financing costs............................      (418,808)       (760,897)     (190,358)     (189,994)
                                               ----------     -----------    ----------    ----------
Income (loss) before income taxes..........        42,350      (1,573,184)     (403,835)     (374,858)
Provision for (benefit from) income
  taxes....................................         9,972        (615,480)     (157,250)     (147,425)
                                               ----------     -----------    ----------    ----------
Net income (loss)..........................    $   32,378     $  (957,704)   $ (246,585)   $ (227,433)
                                               ==========     ===========    ==========    ==========

Net loss applicable to common
  stockholders.............................    $ (242,622)    $(1,257,704)   $ (321,585)   $ (302,433)
                                               ==========     ===========    ==========    ==========
Basic and diluted loss per common share
  applicable to common stockholders........    $     (.05)    $      (.25)   $     (.06)   $     (.06)
                                               ==========     ===========    ==========    ==========
Pro forma net loss applicable to common
  stockholders (unaudited).................                   $  (583,123)                 $ (138,362)
                                                              ===========                  ==========
Pro forma basic and diluted loss per common
  share applicable to common stockholders
  (unaudited) (see Notes 2 and 15).........                   $      (.10)                 $     (.02)
                                                              ===========                  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                                                                        RETAINED
                                          COMMON STOCK                  EARNINGS/
                                       ------------------   PAID-IN    ACCUMULATED
                                        SHARES     AMOUNT   CAPITAL      DEFICIT        TOTAL
                                       ---------   ------   --------   -----------   -----------
Balance, February 28, 2000...........  5,000,000   $5,000   $     --   $   574,923   $   579,923
Net income...........................         --       --         --        32,378        32,378
Series A preferred stock dividends...         --       --         --      (275,000)     (275,000)
Issuance of warrants in connection
  with subordinated convertible
  debentures.........................         --       --     94,000            --        94,000
                                       ---------   ------   --------   -----------   -----------
Balance, January 31, 2001 (as
  restated)..........................  5,000,000    5,000     94,000       332,301       431,301
Net loss.............................         --       --         --      (957,704)     (957,704)
Series A preferred stock dividends...         --       --    (94,000)     (206,000)     (300,000)
                                       ---------   ------   --------   -----------   -----------
Balance, January 30, 2002............  5,000,000    5,000         --      (831,403)     (826,403)
Net loss (unaudited).................         --       --         --      (227,433)     (227,433)
Series A preferred stock dividends
  (unaudited)........................         --       --         --       (75,000)      (75,000)
                                       ---------   ------   --------   -----------   -----------
Balance, May 1, 2002 (unaudited).....  5,000,000   $5,000   $     --   $(1,133,836)  $(1,128,836)
                                       =========   ======   ========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                FOR THE PERIOD
                                                 FEBRUARY 28,                        FOR THE 13-WEEK
                                                     2000        FOR THE YEAR         PERIOD ENDED
                                                   THROUGH          ENDED       -------------------------
                                                 JANUARY 31,     JANUARY 30,      MAY 2,        MAY 1,
                                                     2001            2002          2001          2002
                                                --------------   ------------   -----------   -----------
                                                (AS RESTATED)                   (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................   $    32,378     $  (957,704)   $  (246,585)   $(227,433)
                                                 -----------     -----------    -----------    ---------
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities --
    Depreciation and amortization.............       221,574         486,203         98,019      159,610
    Amortization of bond issuance costs.......        71,324         129,933         32,483       32,483
    Deferred income taxes.....................        24,000        (403,000)      (157,500)    (149,000)
    (Increase) decrease in operating assets --
       Inventory..............................       (67,699)       (180,123)       (11,525)      40,764
       Income tax receivable..................        21,071        (129,830)        (1,019)      45,456
       Prepaid expenses and other current
         assets...............................       (83,059)       (241,263)       (23,945)      34,590
       Deposits and other assets..............       (29,725)         11,293         19,074         (810)
    (Decrease) increase in operating
       liabilities --
       Accounts payable and accrued
       liabilities............................       299,542         208,931         40,183      (86,988)
       Payroll and related expenses...........        50,756          24,109        (29,013)      87,954
       Other liabilities......................        58,775          78,045        (15,027)     (55,544)
                                                 -----------     -----------    -----------    ---------
         Total adjustments....................       566,559         (15,702)       (48,270)     108,515
                                                 -----------     -----------    -----------    ---------
         Net cash provided by (used in)
           operating activities...............       598,937        (973,406)      (294,855)    (118,918)
                                                 -----------     -----------    -----------    ---------
Cash flows from investing activities:
  Purchase of short-term investments..........            --      (2,018,258)            --       (2,927)
  Sale of short-term investments..............            --       1,500,000             --      150,000
  Purchase of property and equipment..........    (1,974,776)     (3,610,838)      (856,297)     (22,967)
  Purchase of trademarks......................            --        (119,256)            --           --
                                                 -----------     -----------    -----------    ---------
         Net cash provided by (used in)
           investing activities...............    (1,974,776)     (4,248,352)      (856,297)     124,106
                                                 -----------     -----------    -----------    ---------
Cash flows from financing activities:
  Net proceeds from issuance of subordinated
    convertible debentures....................     6,538,500              --             --           --
  Offering costs..............................            --              --             --      (85,119)
  Payment of bond issue costs.................      (554,662)             --             --           --
  Series A preferred stock dividends..........      (275,000)       (300,000)       (75,000)          --
  Repayment of debt...........................       (26,095)        (35,563)        (8,756)      (9,121)
                                                 -----------     -----------    -----------    ---------
         Net cash provided by (used in)
           financing activities...............     5,682,743        (335,563)       (83,756)     (94,240)
                                                 -----------     -----------    -----------    ---------
Net increase (decrease) in cash and cash
  equivalents.................................     4,306,904      (5,557,321)    (1,234,908)     (89,052)
Cash and cash equivalents -- beginning of
  period......................................     1,498,660       5,805,564      5,805,564      248,243
                                                 -----------     -----------    -----------    ---------
Cash and cash equivalents -- end of period....   $ 5,805,564     $   248,243    $ 4,570,656    $ 159,191
                                                 ===========     ===========    ===========    =========

                            SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest....................................   $   347,484     $   630,964    $   157,875    $ 157,511
                                                 ===========     ===========    ===========    =========
  Income taxes................................   $    15,000     $     2,470    $       250    $   1,575
                                                 ===========     ===========    ===========    =========
Non-cash investing and financing activities:
  Debt issued for purchase of vehicles........   $    97,836     $        --    $        --    $      --
                                                 ===========     ===========    ===========    =========
  Offering costs included in accounts
    payable...................................            --              --             --      276,198
                                                 ===========     ===========    ===========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             PERIOD FEBRUARY 28, 2000 THROUGH JANUARY 31, 2001 AND
                          YEAR ENDED JANUARY 30, 2002

1.   SUMMARY OF OPERATIONS

         Montana Mills Bread Co., Inc. (the "Company") owns and operates upscale specialty bread stores located in Connecticut, New York, Ohio, and Pennsylvania.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

FISCAL YEAR

         In 2001, the Company changed its fiscal year end to the Wednesday closest to January 31 from the Sunday closest to February 28. The Company's fiscal year is based on a 52/53-week year. The statements of operations and of cash flows presented herein are for the eleven-month period from February 28, 2000 through January 31, 2001 ("fiscal 2001") and for the year ended January 30, 2002 ("fiscal 2002").

INTERIM FINANCIAL DATA

         The accompanying consolidated balance sheet as of May 1, 2002, the accompanying consolidated statements of operations and cash flows for the 13-week periods ended May 2, 2001 and May 1, 2002, and the accompanying consolidated statement of changes in common stockholders' equity for the 13-week period ended May 1, 2002 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

         Note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted herein with respect to the interim financial data. The interim information herein should be read in conjunction with the annual financial statements presented herein.

PRE-OPENING AND GRAND-OPENING COSTS

         The Company accounts for pre-opening and grand-opening expenses representing primarily payroll, training and advertising costs, in accordance with Statement of Position ("SOP") No. 98-5, "Reporting the Costs of Start-up Activities," which requires that pre-opening and grand-opening costs be expensed as incurred.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

         The Company maintains cash balances at several banks. At January 31, 2001, the Company had deposits in excess of federal insured limits. The Company also invested excess cash in money market funds during the fiscal years 2001 and 2002 and such balances were not insured.

SHORT-TERM INVESTMENTS

         The Company invests certain of its excess cash in short-term money funds. The Company's investments in these funds at January 30, 2002 were classified under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as available for sale securities. The fair value of these securities was approximately equal to its market value at January 30, 2002. There were no short-term investments in available for sale securities at January 31, 2001.

DEFERRED FINANCING COSTS

         Costs incurred in connection with obtaining debt financing are amortized over the life of the related debt using the effective interest method.

REVENUE RECOGNITION

         Store revenues are recognized when payment is tendered at the point of sale. Gift catalog and internet sales are generally recognized upon shipment to customers.

DEFERRED REVENUE

         The Company offers gift certificates to customers with a one-year life. The Company defers the recognition of revenue on cash received for gift certificates until the certificates are redeemed by customers.

INVENTORY

         Inventory, which consists of ingredients, retail products and paper products, is valued at the lower of cost or market, cost being determined on a first-in, first-out ("FIFO") basis.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost, less accumulated depreciation, which is calculated on a straight-line method for financial reporting purposes and on an accelerated method for income tax reporting purposes. The cost of property and

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES equipment is depreciated over the estimated useful lives of the related assets, periods ranging from five years for vehicles; three to fifteen years for equipment; and seven to twenty years for leasehold improvements.

         Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value may be present. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. No such losses have been recognized in either year.

USE OF ESTIMATES

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

TRADEMARKS

         The Company had trademarks at January 30, 2002 of $117,750, net of accumulated amortization of $1,506, which are being amortized over their useful lives of up to 40 years. Amortization expense was $1,506 for the fiscal year 2002. There were no trademarks in fiscal year 2001.

INCOME TAXES

         The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.

         This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized for deductible temporary differences. Deferred taxes are classified as current or long-term based on the classification of the assets and liabilities to which they relate. Deferred income tax expense represents the change in the net deferred tax asset and liability balances.

         State investment credits are accounted for as a reduction of income tax expense in the year they are recognized in the financial statements under the flow-through method.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NET EARNINGS PER COMMON SHARE

         Basic earnings per common share are computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. The Company's calculation of diluted earnings per share does not include the effect of unexercised stock options and warrants, or the conversion of series A convertible preferred stock or the convertible debt representing 1,281,912 and 1,117,412 potential shares of common stock at January 31, 2001 and January 30, 2002, respectively, and 1,281,912 and 1,117,412 potential shares of common stock at May 2, 2001 and May 1, 2002, respectively, since the effect would be anti-dilutive.

                        FOR THE PERIOD                                                             PRO FORMA
                         FEBRUARY 28,                        FOR THE 13-WEEK                        13-WEEK
                             2000        FOR THE YEAR         PERIOD ENDED           PRO FORMA      PERIOD
                           THROUGH          ENDED       -------------------------   YEAR ENDED       ENDED
                         JANUARY 31,     JANUARY 30,      MAY 2,        MAY 1,      JANUARY 30,     MAY 1,
                             2001            2002          2001          2002          2002          2002
                        --------------   ------------   -----------   -----------   -----------   -----------
                        (AS RESTATED)                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net income (loss).....    $  32,378      $  (957,704)    $(246,585)    $(227,433)    $(583,123)    $(138,362)
Series A preferred
  stock dividends.....     (275,000)        (300,000)      (75,000)      (75,000)           --            --
                          ---------      -----------     ---------     ---------     ---------     ---------
Net loss available to
  common
  stockholders........    $(242,622)     $(1,257,704)    $(321,585)    $(302,433)    $(583,123)    $(138,362)
                          =========      ===========     =========     =========     =========     =========
Basic and diluted loss
  per share applicable
  to common
  stockholders........    $    (.05)     $      (.25)    $    (.06)    $    (.06)    $    (.10)    $    (.02)
                          =========      ===========     =========     =========     =========     =========
Weighted average
  outstanding common
  shares..............    5,000,000        5,000,000     5,000,000     5,000,000     5,830,385     5,830,385
                          =========      ===========     =========     =========     =========     =========

ADVERTISING COSTS

         In accordance with SOP No. 93-7, "Reporting on Advertising Costs," the Company expenses all advertising expenditures the first time the advertising takes place except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of catalog production and mailing costs that are generally amortized within 12 months from the date the catalogs are mailed. Advertising and promotion expense was $298,772 and $325,300 for the fiscal years 2001 and 2002, respectively. The amount of direct-response advertising deferred and included in the consolidated balance sheet as of January 30, 2002 was $29,477. There were no deferred advertising costs at January 31, 2001.

RECLASSIFICATIONS

         Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of invested excess cash. Currently, the Company manages its exposure by investing significant amounts of its excess cash in mutual funds with short-term maturities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill and other intangibles be replaced with periodic tests of the goodwill's impairment and that intangible assets with other than indefinite lives be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and the provisions of SFAS No. 142 are effective for all fiscal years beginning after December 15, 2001. The adoption of these statements on January 31, 2002, did not have a significant impact on the Company's financial position and its results of operations.

         The Company adopted the provisions of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognized in Financial Statements," on January 1, 2001. The implementation of the provisions of SAB No. 101 did not have an impact on the Company's financial position or results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The adoption of this statement on January 31, 2002, did not have a material impact on the Company's financial position or its results of operations.

3.   INVENTORIES

         Inventories are comprised of the following:

                                                                              MAY 1,
                                                        2001       2002        2002
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
Ingredients.........................................  $105,336   $243,631    $228,101
Retail products.....................................    93,540    132,232     100,255
Paper products......................................    22,427     25,563      32,306
                                                      --------   --------    --------
                                                      $221,303   $401,426    $360,662
                                                      ========   ========    ========

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

4.   PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                                 2001         2002
                                                              ----------   ----------
Equipment and fixtures......................................  $1,996,315   $3,561,553
Vehicles....................................................     142,621      200,845
Leasehold improvements......................................   1,859,903    3,847,279
                                                              ----------   ----------
                                                               3,998,839    7,609,677
  Less -- Accumulated depreciation and amortization.........    (503,834)    (988,531)
                                                              ----------   ----------
                                                              $3,495,005   $6,621,146
                                                              ==========   ==========

5.   DEBT

         The Company has entered into installment notes for the purchase of various vehicles. The notes require non-interest and interest bearing monthly installments through various dates for each respective vehicle. The interest rates vary between 0% and 6.9% per annum. The notes are collateralized by the vehicles.

         Maturities of long-term debt are $34,418, $30,374, and $13,811 for fiscal years ending 2003, 2004, and 2005, respectively.

6.   LEASES

         The Company conducts its operations in leased facilities with terms ranging primarily from two to ten years with renewal provisions for periods ranging from five to twenty-five years at the option of the Company at predetermined prices. Generally, management expects that those leases will be renewed in the normal course of business. The rental payments for these leases are based on a minimum rental plus real estate taxes, insurance and other common area expenses. Some facilities require additional contingent rent based on revenues of such locations, for fiscal 2001 and fiscal 2002, no contingent rent was incurred. The Company also leases two vehicles for terms of approximately three years expiring in 2003 and 2004.

         Under the terms of the agreements, these leases have been classified as operating leases in the consolidated financial statements. The Company leases two buildings for retail locations from its principal stockholder and Chief Executive Officer, rent expense on these locations was $57,750 and $75,498 for the fiscal years 2001 and 2002, respectively. Minimum rent expense for all operating leases totaled $529,169 and $872,243 for the fiscal years 2001 and 2002, respectively. In addition, real estate taxes, insurance and other common area expenses were $32,736 and $77,215 for the fiscal years 2001 and 2002, respectively.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

         The minimum future rental payments under all non-cancelable operating leases with initial or remaining terms of more than one year for each of the next five years and thereafter:

FISCAL YEAR                                       THIRD PARTY   RELATED PARTY     TOTAL
-----------                                       -----------   -------------   ----------
  2003..........................................  $  965,469      $ 91,992      $1,057,461
  2004..........................................     941,094        49,992         991,086
  2005..........................................     913,700        49,992         963,692
  2006..........................................     906,221        49,992         956,213
  2007..........................................     840,083        50,826         890,909
  Thereafter....................................   3,010,803       210,818       3,221,621
                                                  ----------      --------      ----------
     Total......................................  $7,577,370      $503,612      $8,080,982
                                                  ==========      ========      ==========

7.   EMPLOYEE BENEFIT PLANS

         The Company instituted a 401(k) profit sharing plan effective January 1, 1999, which allows all employees 21 years of age or older and who have worked 90 days to participate. Employees may elect to make annual tax-deferred contributions of up to 15% of their salary. Matching contributions to the plan are discretionary and are determined annually by the Company's Board of Directors. Employees are vested incrementally in Company contributions of 20% each year. The Company made no matching contributions to the plan for the fiscal years 2001 and 2002.

8.   INCOME TAXES

         Income taxes (benefit) are as follows:

                                                                2001       2002
                                                              --------   ---------
Current:
  Federal...................................................  $  1,860   $(222,025)
  State.....................................................   (15,888)      9,545
                                                              --------   ---------
                                                               (14,028)   (212,480)
                                                              --------   ---------
Deferred:
  Federal...................................................    18,000    (316,000)
  State.....................................................     6,000     (87,000)
                                                              --------   ---------
                                                                24,000    (403,000)
                                                              --------   ---------
     Total income taxes.....................................  $  9,972   $(615,480)
                                                              ========   =========

         Temporary differences giving rise to the deferred tax asset consist primarily of net operating loss carryforwards for tax purposes.

         The Company's effective income tax rate in fiscal year 2001 is lower than would be expected if the statutory rate was applied to pretax income primarily because

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES the income tax expense has been reduced by available investment credits of approximately $24,000 offset by permanent differences.

         Management believes that it will realize the full benefit of the deferred tax asset of $313,000 as a result of its evaluation of the Company's anticipated profitability based on the historical and present level of operations.

                                                                2001        2002
                                                              ---------   ---------
Deferred tax liabilities:
  Tax over book depreciation................................  $(173,000)  $(318,000)
Deferred tax assets:
  Intangible assets.........................................     45,000      70,000
  Net operating loss carryforwards..........................      3,000     507,000
  Tax credits...............................................     24,000      31,000
  Other.....................................................     11,000      23,000
                                                              ---------   ---------
     Net deferred tax (liabilities) assets..................  $ (90,000)  $ 313,000
                                                              =========   =========
Net current deferred tax assets.............................  $  27,000   $  53,000
Net non-current deferred tax (liabilities) assets...........   (117,000)    260,000
                                                              ---------   ---------
     Net deferred tax (liabilities) assets..................  $ (90,000)  $ 313,000
                                                              =========   =========

         As of January 30, 2002, the Company had approximately $1,300,000 of net operating loss carryforwards which expire in 2022.

9.   COMMON AND PREFERRED STOCK

         The Company is authorized to issue 15,000,000 shares of $.001 par value common stock. At January 31, 2001 and January 30, 2002, 5,000,000 shares were issued and outstanding.

         The Company is also authorized to issue 1,000,000 shares of $.001 par value preferred stock. There were 312,500 shares issued for a total consideration of $2,500,000 and outstanding at January 31, 2001 and January 30, 2002. These shares were issued pursuant to a private placement offering in June 1998. The series A convertible redeemable preferred stock is non-participating and provides for a 12% cumulative annual dividend based on the consideration paid for the preferred stock. The series A preferred stock is automatically converted into common stock upon a liquidation event; the closing of an initial public offering ("IPO"), sale of substantially all of the Company's assets or a merger in which the Company is not the surviving party. The series A preferred stock is convertible to common stock at a price of $8.00 per common share, subject to the anti-dilution adjustment. If a liquidation event does not occur on or before the fifth anniversary date it is redeemable at the option of the holder and/or the Company. If the Company calls for a redemption, the holders have 30 days to convert to common stock before redeeming.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

         The terms of the remaining preferred shares that are authorized but unissued will be finalized by the Company when issued.

         In connection with the offering of the Company's series A preferred stock, the Company issued warrants to purchase 50,000 shares of common stock at $.50 per share to the selling agent based on their estimated fair value. As a result of the insignificant market value of these warrants at the time of issuance, there was no impact on the financial statements of the Company.

10.   SUBORDINATED CONVERTIBLE DEBENTURES

         In fiscal 2001, the Company issued $6,538,500 of five-year convertible debt comprised of the following:

     Subordinated convertible debentures for $4,538,500 bearing interest at an average rate of 8.5%. The debentures are redeemable or convertible into common stock at $10 per share at the option of holder at the end of the term. The debentures will automatically convert to common stock upon a liquidation event, IPO or sale of substantially all of the assets of the Company at the conversion price or the price per share in the liquidation event, IPO or sale whichever is lower.

     Convertible subordinated promissory note for $2,000,000 bearing interest at 12%. The note is convertible into common stock at $10 per share at any time. The terms of this note prohibit the payment of common stock dividends.

         Financing costs, including 98,062 warrants for the purchase of common stock at the lesser of $10 per share or 150% of the price of the Company's common stock in an IPO, should one occur, were issued to the selling agent. Commissions and legal fees amounted to $648,662 and are being amortized over five years using the effective interest method.

11.   STOCK OPTIONS

         During 1998, the Company established a stock option plan which provides for the granting of options to purchase up to 500,000 shares of common stock. Options are to be granted at an exercise price not less than the fair market value of the shares of common stock on the date of grant. All options vest at a rate of 25% per year beginning one year after the date of grant. All options terminate 10 years after the date of grant. At January 30, 2002, no options have been exercised.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

         A summary of the status of the Company's stock options is presented below:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------   ----------------
Outstanding at February 27, 2000..........................    149,000        $ 8.00
  Granted.................................................     38,500        $10.00
  Exercised...............................................         --        $   --
  Forfeited...............................................    (20,000)       $ 8.00
                                                            ---------
Outstanding at January 31, 2001...........................    167,500        $ 8.46
  Granted.................................................         --        $   --
  Exercised...............................................         --        $   --
  Forfeited...............................................   (164,500)       $ 8.43
                                                            ---------
Outstanding at January 30, 2002...........................      3,000        $10.00
                                                            =========

         The following table summarizes information concerning currently outstanding and exercisable options:

                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
           ----------------------------------------   -------------------------
                           WEIGHTED      WEIGHTED                    WEIGHTED
                           AVERAGE        AVERAGE                     AVERAGE
RANGE OF                  REMAINING      EXERCISE                    EXERCISE
EXERCISE     NUMBER      CONTRACTUAL       PRICE        NUMBER         PRICE
 PRICE     OUTSTANDING   LIFE (YEARS)   (PER SHARE)   EXERCISABLE   (PER SHARE)
--------   -----------   ------------   -----------   -----------   -----------
$10.00        3,000          8.50         $10.00          900         $10.00

         The Company accounts for this stock option plan under the provisions of APB Opinion No. 25. Accordingly, no compensation cost has been recognized. Had compensation expense for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net earnings would not have been reduced since the Black-Scholes fair value at the dates of grant was zero for all options granted, due to the significant difference between the exercise price and the fair value of the stocks on the grant dates.

         The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the period February 28, 2000 through January 31, 2001:
Expected option terms of seven years; dividend yield of 0.00%; risk-free interest rate of 6.03%; and volatility of 0.00%. The weighted average grant date fair value of the common stock was $3.50. No options were granted for fiscal year 2002.

12.   CONTINGENCIES

         In February 2001, an action was brought against the Company by a contractor, in connection with the remodeling of a store. The complaint alleges contractual damages of $138,211 and is seeking damages for defamation in the amount of $1,000,000. The Company is vigorously opposing these claims and has asserted counterclaims seeking damages in excess of $100,000. No amount has been recorded in the financial statements for this item.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

         From time to time in the ordinary course of business, the Company was involved in other litigation of which none is considered material to the business.

13.   RELATED PARTY TRANSACTIONS

         As discussed in Note 6, the Company leases two buildings from its principal stockholder and Chief Executive Officer. Rental expense for these properties was $57,750 and $75,498 for the fiscal years 2001 and 2002, respectively. The Company has a receivable from these related parties of $-0-and $12,560 at January 31, 2001 and January 30, 2002, respectively.

         In the ordinary course of business, the Company has supply arrangements with Java Joe's Public Market Roastery, Inc. which, effective in November 2001, is owned by the Company's Chief Executive Officer. The Company's transactions with Java Joe's Public Market Roastery, Inc. amounted to purchases of $75,554 in fiscal year 2002. The Company has a receivable from Java Joe's Public Market Roastery, Inc. of $9,861 at January 30, 2002.

         The Company also has an agreement with the selling agent, which is partially owned by a director, for its series A preferred stock and subordinated convertible debentures to assist in making dividend payments on the series A convertible preferred stock and interest payments to convertible subordinated debenture holders. There were $24,167 and $30,000 in expenses per this agreement for the fiscal years 2001 and 2002, respectively.

14.   RESTATEMENT

         The Company's financial statements as of January 31, 2001 and for the eleven-month period then ended have been restated from amounts previously reported to account for stock warrants issued in connection with the convertible subordinated debentures.

         Warrants issued to the selling agent valued at $94,000 are being accounted for as additional financing costs and amortized over the life of the debentures. Accordingly, common stockholders' equity as of January 31, 2001 has increased by $82,000 and income for the period ended January 31, 2001 was reduced by $12,000 with no effect on earnings per share.

                 MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

15.   PRO FORMA BALANCE SHEET AND PRO FORMA EARNINGS PER COMMON SHARE
      (UNAUDITED)

         The unaudited pro forma balance sheet at May 1, 2002 gives effect to the following transactions as if such transactions occurred on that date:

         (1) The elimination of unamortized bond issue costs of approximately $288,000 related to the conversion of subordinated convertible debentures. This balance is converted to additional paid-in capital.

         (2) The conversion of $4,538,500 in subordinated convertible debentures to additional paid-in capital for security holders, less applicable common stock issuances.

         (3) The conversion of $2,500,000 in Series A convertible redeemable preferred stock to additional paid-in capital, less applicable common stock issuances.

         (4) The issuance of 15,000 shares of common stock and the payment of $20,000 to the holder of the convertible subordinated promissory note in connection with the modification of such note. In addition the elimination of the associated deferred financing costs of approximately $127,000.


         (5) The contribution to capital by the Chief Executive Officer and Executive Vice President of an aggregate of 582,011 shares of common stock.


         The unaudited pro forma net loss applicable to common stockholders and the unaudited pro forma basic and diluted loss per common share applicable to common stockholders give effect to the above transactions as if they occurred at the beginning of the fiscal year ended January 30, 2002. However, the unaudited pro forma net loss applicable to common stockholders does not give effect to those transactions which result in a non-recurring charge of approximately $275,000 for the year ended January 30, 2002 associated with the modification of the convertible promissory note to occur on or prior to the closing of the Company's proposed initial public offering in accordance with Emerging Issues Task Force (EITF) 96 - 19.

                              MONTANA MILLS BREAD
   [Photo of interior of village bread store with baker, sales associate and customers]



                [Photo of satellite cafe with customers at tables]

  Cinnamon Swirl - Honey Whole Wheat - Grandma's White - Anadama - Apple Cobbler
    - Apple Crunch - Apple Raisin Challah - Apple Raisin Cinnamon Swirl - Apple
                                     Walnut
        Cinnamon Swirl - Apricot Almond - Asiago Pesto - Banana Chocolate
                                 Chip - Banana
        Walnut  - Bavarian Rye - Bear Claw - Blackberry Swirl  - Blueberry
                                  Cheesecake -
  Blueberry Cornbread - Blueberry White Chocolate - Butterscotch Bubble - Cherry
    Almond - Cherry Apple Strudel - Cherry Vanilla White Chocolate - Cinnamon
                                    Crunch -
   Cinnamon Raisin Walnut - Corn Chowder - Country Italian - Cranberry Orange - Cranberry Orange Swirl - Cranberry Pecan - Cranberry Pecan Cornbread - Crunchy
        Corn Jack - Dakota - Fiesta Bread - Five-Cheese - Focaccia - Fruit
                               Focaccia - Garlic
     Cheddar - German Stollen - Holiday Fruit - Hot Cross Bread - Irish Soda
                                    Bread -
    Jalapeno Cheddar Corn - King's Cake - Lemon Blueberry Fizz - Maple Raisin
                                    Walnut -
       Montana Harvest - Multigrain - New York Rye - Peach Melba - Peasant
                                 Herb - Pepperoni
   Cheese Bread - Pepperoni Cheese with Peppers - Plum Passion - Potato Cheddar
                                    Chive -
      Pumpernickel - Pumpkin Nut Swirl - Raspberry Apricot - Rosemary Olive
                                  Sourdough -
  San Francisco Sourdough - S'more Bread - Sourdough Pesto - Soyburst - Spinach
                                      Feta -
     Stars 'n Stripes - Sticky Bun Bread - Stuffed Broccoli Cheddar - Stuffed
                                    Mushroom
   Parsley Jack - Stuffed Spinach Swiss - Stuffed Zucchini Mozzarella - Summer
                                   Harvest -
     Sundried Tomato Basil - Sunflower Millet - Swedish Rye - Tarragon Veggie
                                     Jack -
    Traditional Challah - Traditional Fruit Challah - Venetian Pizza - Vienna
                                    Twist -
                        Walnut Torte - Wild Oat Poppyseed

------------------------------------------------------
------------------------------------------------------

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK AND PURCHASE WARRANTS ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK OR PURCHASE WARRANTS.
                             ---------------------
                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     1
Summary Financial Information.........     6
Risk Factors..........................     9
Special Note Regarding Forward-Looking
  Statements..........................    18
Use of Proceeds.......................    19
Dividend Policy.......................    19
Capitalization........................    20
Dilution..............................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    32
Legal Proceedings.....................    46
Management............................    47
Certain Transactions..................    53
Principal Stockholders................    55
Description of Securities.............    57
Shares Eligible For Future Sale.......    62
Underwriting..........................    64
Legal Matters.........................    67
Experts...............................    67
Where You Can Find More Information...    68
Index to Financial Statements.........   F-1


          UNTIL JULY 23, 2002 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                        2,000,000 Shares of Common Stock
                                      and
              2,000,000 Redeemable Common Stock Purchase Warrants

                           [MONTANA MILLS BREAD LOGO]

                                 MONTANA MILLS
                                BREAD CO., INC.

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                            KIRLIN SECURITIES, INC.


                                 June 27, 2002


------------------------------------------------------
------------------------------------------------------